Prospectus Supplement No. 1
(to Prospectus dated August 11, 2008)

PURPLE BEVERAGE COMPANY, INC.

12,325,521 Shares of Common Stock

This prospectus supplement should be read in conjunction with the prospectus dated August 11, 2008, (the “Prospectus”), which is to be delivered with this prospectus supplement. This prospectus supplement updates the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This prospectus supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•	Our Quarterly Report on Form 10-QSB filed on August 14, 2008.

•	Our Current Report on Form 8-K filed on September 4, 2008.

•	Our Current Report on Form 8-K filed on September 9, 2008.

The exhibits to the Quarterly Report on Form 10-QSB and Current Reports on Form 8-K are not included with this prospectus supplement and are not incorporated herein by reference.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in the Prospectus under “Risk Factors” beginning on page 3 of the Prospectus, as updated by this prospectus supplement.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “PPBV.OB”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 9, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2008

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

PURPLE BEVERAGE COMPANY, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-52450	01-0670370
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

450 East Las Olas Blvd., Suite 830
Fort Lauderdale, Florida 33301
(Address of Principal Executive Offices)

(954) 462-8757
(Issuer Telephone number)

 (Former name or former address, if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: 60,801,449 shares of common stock issued and outstanding at August 13, 2008.

Transitional Small Business Disclosure Format: Yes ☐ No ☒

PURPLE BEVERAGE COMPANY, INC.
FORM 10-QSB
QUARTERLY PERIOD ENDED JUNE, 2008

A Note About Forward-Looking Statements

This Quarterly Report on Form 10-QSB contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's current expectations. These statements may be identified by their use of words like “plans,” “expect,” “aim,” “believe,” “projects,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including statements about our business strategy, expenditures, and financial results, are forward-looking statements. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur.

Actual results could differ materially from those in the forward looking statements due to a number of uncertainties including, but not limited to, those discussed in Management’s Discussion and Analysis of or Plan of Operation. Factors that could cause future results to differ from these expectations include general economic conditions; further changes in our business direction or strategy; competitive factors; market uncertainties; and an inability to attract, develop, or retain consulting or managerial agents or independent contractors. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives requires the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of those forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements. You should not unduly rely on these forward-looking statements, which speak only as of the date of this Quarterly Report. Except as required by law, we are not obligated to release publicly any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

PART I – FINANCIAL INFORMATION

Item 1 – Financial Statements

PURPLE BEVERAGE COMPANY, INC.
BALANCE SHEET

June 30, 2008
Unaudited
ASSETS
CURRENT ASSETS:
Cash	$8,709
Accounts receivable, net	881,726
Inventories	1,090,548
Prepaid expenses and other current assets	370,470

Total current assets	2,351,453

PROPERTY AND EQUIPMENT, net	124,795

OTHER ASSETS	26,848

Total assets	$2,503,096

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:

Notes payable	593,000
Accounts payable	1,367,190
Accrued expenses	675,832
Deferred revenue	576,000

Total liabilities	3,212,022

STOCKHOLDERS' DEFICIENCY:
Common stock, $.001 par value, 412,500,000 shares authorized; 60,661,405 shares issued and outstanding	60,662
Additional paid-in capital	23,903,980
Accumulated deficit	(24,673,568)

Total stockholders' deficiency	(708,926)

Total liabilities and stockholders' deficiency	$2,503,096

See notes to unaudited financial statements.

PURPLE BEVERAGE COMPANY, INC.
STATEMENT OF OPERATIONS

	For the three months ended	For the nine months ended
	June 30, 2008	June 30, 2008
	(Unaudited)	(Unaudited)

Net sales	$365,494	$544,869

Cost of sales	354,099	536,289

Gross profit	11,395	8,580

Operating expenses:
Compensation expense and related taxes	2,843,723	7,223,366
Advertising and marketing	1,176,077	8,766,355
Professional and consulting	3,801,663	4,796,015
Other selling, general and administrative	642,759	1,335,574

Total operating expenses	8,464,222	22,121,310

Loss from operations	(8,452,827)	(22,112,730)

Other expense:
Interest income	1,149	4,052
Interest expense	(1,060,450)	(1,472,987)

Total other expense	(1,059,301)	(1,468,935)

Net loss	$(9,512,128)	$(23,581,665)

Net loss per common share - basic and diluted	$(0.16)	$(0.45)

Weighted average number of shares outstanding - basic and diluted	59,873,164	52,204,756

See notes to unaudited financial statements.

PURPLE BEVERAGE COMPANY, INC.
STATEMENT OF CASH FLOWS

For the nine months ended
June 30, 2008
(Unaudited)

Cash flows from operating activities:
Net loss	$(23,581,665)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	10,299
Common stock issued for services	4,422,976
Common stock issued for interest in connection with notes payable	1,053,968
Warrants issued for interest in connection with notes payable	201,550
Fair value of options issued for services	10,097,037
Amortization of debt discount charged to interest expense	155,228
Changes in assets and liabilities:
Accounts receivable	(881,726)
Inventories	(944,607)
Prepaid expense and other current assets	(377,497)
Accounts payable	1,342,842
Accrued expenses	650,161
Deferred revenue	576,000

Total adjustments	16,306,231

Net cash used in operating activities	(7,275,434)

Cash flows from investing activities:
Purchase of property and equipment	(124,862)

Net cash used in investing activities	(124,862)

Cash flows from financing activities:
Proceeds from notes payable	1,593,000
Principal payment on notes payable	(1,000,000)
Payment in connection with the stock purchase agreement	(60,000)
Net proceeds from exercise of warrants	1,167,600
Net proceeds from sale of common stock	5,638,515

Net cash provided by financing activities	7,339,115

Net decrease in cash	(61,181)

Cash - beginning of period	69,890

Cash - end of period	$8,709

Supplemental disclosure of cash flow information:
Cash paid for :
Interest	$740
Income taxes	$-

See notes to unaudited financial statements.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Purple Beverage Company, Inc. (the “Company”), formerly Red Carpet Entertainment, Inc. (“Red”), was incorporated in April 2002 under the laws of the State of Nevada.

On November 12, 2007, the Company obtained, through a vote of its majority stockholder, approval for an 8.25-for-1 stock split of its issued and outstanding common stock. All amounts stated herein have been retroactively adjusted to reflect this split.

On December 12, 2007, the Company, Venture Beverage Company, Inc., a Nevada corporation (“Venture”), and a newly-created, wholly-owned subsidiary of the Company’s, Purple Acquisition Corp., a Nevada corporation (the “Acquisition Subsidiary”), entered into an agreement and plan of merger (the “Merger Agreement”). The transactions contemplated by the Merger Agreement (the “Merger”) closed on December 12, 2007 (the “Closing”).

In December 2007, the Company obtained through a consent of the holders of the majority of outstanding stock the approval to increase the authorized common shares from 50,000,000 to 412,500,000 shares of common stock at $0.001 par value.

Pursuant to the Merger Agreement, Venture merged with and into the Acquisition Subsidiary, with Venture surviving. Immediately thereafter, Venture merged with and into the Company, with the Company surviving. In connection with the latter merger, the Company changed its name to “Purple Beverage Company, Inc.” As a result of the Merger, the former stockholders of Venture held approximately 68% of the Company’s outstanding common shares at Closing. Further, as a result of the Merger, Venture was deemed to be the acquirer for accounting purposes. Accordingly, the results of operations represent the operations of Venture through December 12, 2007. The results of operations subsequent to that date reflect the operations of the Company. The Company has retroactively restated the net loss per share and the stockholders’ equity section of the balance sheet to reflect the reverse acquisition.

The Company is engaged in the development, marketing, and distribution of a unique line of beverage brands and products.

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These financial statements should be read in conjunction with the financial statements for the period ended September 30, 2007 and notes thereto contained in the Registration Statement on Form S-1/A of the Company, as filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2008. Note that the results of operations for the three and nine months ended June 30, 2008, are not necessarily indicative of the results for the full fiscal year ending September 30, 2008.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The following summarize the more significant accounting and reporting policies and practices of the Company:

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, stock-based compensation, valuation of debt discounts, and the useful life of property and equipment.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

The Company places its cash with a high credit quality financial institution. Accounts at this institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. As of the period ending June 30, 2008, the Company’s bank balance does not exceed the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are written off after all means of collection have been exhausted and the potential for recovery is considered remote. As of June 30, 2008 the allowance is $39,987.

Accounts receivable	$921,713
Allowance for doubtful accounts	(39,987)
Total	$881,726

Inventories

Inventories are stated at the lower of cost or market utilizing the first-in, first-out method and consist of raw materials and other direct costs related to the Company’s products. The Company writes down inventory for estimated obsolescence or unmarketable inventory based upon assumptions and estimates about future demand and market conditions. If actual market conditions are less favorable than those projected by the Company, additional inventory write-downs may be required. As of June 30, 2008, the Company estimates an inventory reserve is not necessary.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are carried at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Impairment of Long-Lived Assets

In accordance with the Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the nine months ended June 30, 2008.

Fair Value of Financial Instruments

The carrying amounts reported on the balance sheet for cash, accounts receivable, inventories, accounts payable, accrued expenses, and notes payable approximate their fair market value based on the short-term maturity of these instruments.

Income Taxes

Under the asset and liability method of FASB Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when in the Company’s opinion it is likely that some portion or the entire deferred tax asset will not be realized. After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance due to the uncertainty of realizing the deferred tax assets. Utilization of the Company’s net operating loss carry-forwards are limited based on changes in ownership as defined in Internal Revenue Code Section 382. Due to ongoing losses and the establishment of a valuation allowance to offset deferred tax assets, the Company did not record a tax provision for the period ended June 30, 2008.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock Based Compensation

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R establishes the financial accounting and reporting standards for stock-based compensation plans. As required by SFAS No. 123R, the Company recognized the cost resulting from all stock-based payment transactions including shares issued under its stock option plans in the financial statements. During the three and six months ended June 30, 2008, the Company granted stock options to employees and third parties.

Non-Employee Stock-Based Compensation

The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).

Revenue Recognition

The Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product has been shipped, the sales price to the customer is fixed or determinable, and our ability to collect the receivable is reasonably assured. The Company does not ship product without receipt of an official order from the customer. The customer does not have the right to return the product except for matters related to manufacturing defects on our part. The Company regularly reviews our policies for sales allowances and, if deemed appropriate, the Company adjusts those policies based on available, historical trends; net sales are inclusive of these estimated allowances. The Company primarily sells its product to distributors and recognizes revenue upon shipment to them, as opposed to recognizing revenue upon the resale of the product to the ultimate end-customers. In limited cases where the Company retains ownership of the product after shipment to the distributor, the Company defers recognition of the revenue until such time ownership is transferred to the customer and all other revenue recognition criteria have been satisfied.

Advertising

Advertising is expensed as incurred. Advertising expenses for the three- and nine-month periods ended June 30, 2008, totaled $898,327 and $1,857,803, respectively.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings Per Share

Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants. The outstanding warrants, options and shares equivalent issuable pursuant to embedded conversion features at June 30, 2008, are excluded from the loss per share computation for that period due to their anti-dilutive effect. The Company’s common stock equivalents at June 30, 2008, include the following:

Options	19,970,112
Warrants	8,304,500
28,274,612

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company’s investment policy is to invest in low risk, highly liquid investments. The Company does not believe it is exposed to any significant credit risk in its cash investment. The Company performs on-going credit evaluations of its customer and, generally, does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management’s expectations.

Concentration of suppliers

At June 30, 2008, approximately 100% of the Company’s raw materials were purchased primarily from three vendors. Management believes as the Company matures it will be in a position to utilize other vendors to source its raw materials.

Concentration of sales and accounts receivable

For the nine months ended June 30, 2008, two customers accounted for 17 and 15 percent of revenues, respectively. For the three months ended June 30, 2008 three customers accounted for 19, 16 and 15 percent of revenues, respectively.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109.” This interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefits of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding de-recognition, classification, and disclosure of uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this interpretation did not have an impact on the Company’s financial position, results of operations, or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for the Company’s financial statements issued in 2008; however, earlier application is encouraged. The adoption of this interpretation did not have an impact on the Company’s financial position, results of operations, or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosures using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a Company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for interim periods of the first fiscal year ending after November 15, 2006. The adoption of SAB 108 did not have an impact on the Company’s financial statements.

In December 2006, FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements,” was issued. This Staff Position specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” The Company believes that its current accounting is consistent with this Staff Position.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115,” under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The adoption of this interpretation did not have an impact on the Company’s financial position, results of operations, or cash flows.

In May 2007, the FASB issued FASB Staff Position No. FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48 . ” This Staff Position provides guidance about how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. Under this Staff Position, a tax position could be effectively settled on completion of examination by a taxing authority if the entity does not intend to appeal or litigate the result and it is remote that the taxing authority would examine or re-examine the tax position. The Company does not expect that this interpretation will have a material impact on its financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” which replaces SFAS No. 141, “Business Combinations,” which, among other things, establishes principles and requirements for how an acquirer entity recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed (including intangibles), and any noncontrolling interests in the acquired entity. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating what impact, if any, the adoption of SFAS No. 141(R) will have on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “ Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141(R). SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently evaluating what impact the adoption of SFAS No. 160 will have on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 2 – GOING CONCERN CONSIDERATIONS

The accompanying financial statements are prepared assuming the Company will continue as a going concern. At June 30, 2008, the Company had an accumulated deficit of $24,673,568 and negative working capital of $860,569. Additionally, for the nine months ended June 30, 2008, the Company incurred net losses of 23,581,665 and had negative cash flows from operations in the amount of $7,275,434. The ability of the Company to continue as a going concern is dependent upon increasing sales and obtaining additional capital and financing. During the fiscal year ended September 30, 2007, the Company borrowed $750,000 for working capital purposes and sold common shares for net proceeds of $350,000. The $750,000 of notes payables were converted into common stock during the period ended June 30, 2008. During the nine months ended June 30, 2008, the Company sold common shares for net proceeds of $3,375,550 and $2,262,965, and received net proceeds of $1,167,500 from the exercise of warrants; additionally, the Company issued notes payable of $1,000,000, $250,000, $250,000 and $93,000 during the period. Management is continuing attempts to raise additional capital via equity, debt and/or hybrid means. While the Company believes in the viability of its strategy to increase sales volume and in its ability to raise additional funds, there can be no assurances to that effect.

NOTE 3 - INVENTORIES

At June 30, 2008, inventories consisted of the following:

Raw materials	$243,393
Finished goods	375,155
Finished goods – inventory held by distributor	472,000
Total	$1,090,548

The Company billed and shipped product to a certain customer during June 2008. In consideration of the Company’s revenue recognition policy; however, revenue was deferred due to non-assurance of the ability to collect payment. As the risk of return due to non payment is high the cost of inventory shipped to the customer is represented in finished goods - inventory held by distributor and will be recognized proportionately at such time when payment for product is received or the related revenue meets all recognition criteria.

NOTE 4 - PROPERTY AND  EQUIPMENT

At June 30, 2008, property and equipment consisted of the following:

	Estimated life	Amount
Computer equipment, office equipment, and furniture and fixtures	3-7 years	$136,199
Less: Accumulated depreciation		(11,404)
		$124,795

For the three and nine months ended June 30, 2008, depreciation expense amounted to $6,169 and, 10,299 respectively.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 5 – NOTES PAYABLE

Between May and July 2007, the Company issued unsecured term notes payable aggregating $750,000. The term notes bear 12% interest per annum and were to mature on the earlier of December 29, 2007, or on the date of initial closing of subsequent financing of equity or debt securities with gross proceeds exceeding $2,500,000. The Company recognized a total debt discount of $325,920 in connection with the issuance of these 12% term notes. The remaining discount as of period ending September 30, 2007 was $155,228 and has since been fully amortized and expensed as of the nine months ended June 30, 2008 as an interest expense. In connection with the issuance of said notes, the Company issued 562,000 shares of common stock and granted 300,000 warrants to three investors exercisable at a price of $2.00 per share for a period of five years.

In December 2007, the Company amended and restated the terms and provisions of all three term notes. Under the terms of two of the amended and restated convertible term notes, the principal and accrued interest thereon was to mature on March 31, 2008, and prior to the maturity date, the payees under said notes have the right, in aggregate, at any time, or from time to time, to convert some or all of the notes payable into the Company’s common stock with a convertible rate of $1.00 per share or up to 500,000 (prior to the conversion of accrued interest) shares on a pro rata basis of the Company’s common stock, par value $0.001 per share; and in connection with such amendment of terms, the Company issued an aggregate of 100,000 shares of its common stock to such two debt holders. The Company valued these common shares at the fair market value on the date of grant, or $0.50 per share or approximately $50,000 based on the recent selling price of the Company’s common stock. Such amount has been recognized as interest expense. Under the terms of the other amended and restated convertible term note, the principal and accrued interest thereon was to mature on the earlier of December 29, 2007, or on the date of initial closing of subsequent financing of equity or debt securities with gross proceeds exceeding $2,500,000; and from and after the closing of the Merger (as defined in such amended and restated convertible term note), for a period of six months thereafter, the Company has the right, in aggregate, at any time, or from time to time, to convert some or all of the note payable into the Company’s common stock with a convertible rate of $1.00 per share or up to 250,000 shares on a pro rata basis of the Company’s common stock, par value $0.001 per share. Additionally, the third debt holder waived any default that could have occurred upon the maturity date in December 2007 through March 31, 2008.

On May 12, 2008, the debt (including accrued and unpaid interest) of each of the three debt holders was converted into the Company’s common stock at a ratio of one share of common stock for each $1.25 owed to each debt holder, resulting in an aggregate issuance of 664,504 shares of the Company’s common stock to the three debt holders.

In March 2008, the Company issued an unsecured note payable of $1,000,000. The note payable bears 5% interest per annum and matures on the earlier of April 25, 2008, or within 5 days of closing of subsequent financing of equity or debt securities with gross proceeds exceeding $1,000,000. In April 2008, the Company repaid the principal amount due under this promissory note amounting to $1,000,000.

In June 2008, the Company issued two unsecured notes payable in the amount of $250,000 each to a certain note holder. The notes payable bear 18% interest per annum and mature on August 06, 2008 and August 24, 2008, respectively. Additionally, each note includes 50,000 shares, 50,000 warrants to purchase shares at $2.00 and 50,000 warrants to purchase shares at $3.50.

On June 26, 2008, the Company issued an unsecured note payable in the amount of $93,000 to a certain note holder. The note bears interest of 2.08% for an unspecified term. The note was repaid in July of 2008.

Accrued interest on the three notes still outstanding totals $6,513 as of June 30, 2008.

NOTE 6 – DEFERRED REVENUE

The Company invoiced a certain customer $576,000 for product shipped during the quarter; however, the Company will defer the revenue until collection is made or such time when the Company can assure the revenue recognition policy is fully adhered to. Although persuasive evidence of an arrangement existed, product had been shipped and the sales price was determined; the Company could not reasonably assure collection due to the limited operating history of the Company, limited history of the business relationship with the customer, and significant size of the transaction in relation to others in the Company’s brief history. Due to the non-assurance of collection, the Company recorded such amount as deferred revenue.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company leased its office space from a company owned by the Company’s CEO for approximately $28,000 during the nine months ended June 30, 2008, and does not owe any amount to such related party at June 30, 2008. In January 2008, the Company entered into a 50-month sublease with a third party.

The Chief Financial Officer is the note holder for the $93,000 note bearing interest at 2.08% annually.

NOTE 8 - STOCKHOLDERS’ EQUITY

Common Stock

At the effective time of the Merger, the stockholders of Venture exchanged their securities for 35,851,548 shares of the Company’s restricted common stock, representing approximately 68% of the common stock of the Company at that time. The Company had 10,993,125 outstanding shares of common stock immediately preceding the merger. Additionally, upon the closing of the Merger, two former stockholders of Red sold their interest in Red in exchange for $60,000 in cash and all the historical operating assets of Red pursuant to a stock purchase agreement entered into December 12, 2007.

In October 2007, the Company completed a private placement to accredited investors and received proceeds of $630,000 from the sale of units consisting in the aggregate of 1,260,000 shares of its common stock and warrants to purchase 1,260,000 shares of common stock. The Company’s founder contributed 1,260,000 shares owned by him to the Company in connection with this private placement. The warrants are exercisable at $2.00 per share for a term of five years.

In November 2007, the Company issued 550,712 shares of common stock for advertising and promotional services in connection with a three-year agreement. The Company’s founder contributed 183,565 shares owned by him to the Company in connection with this agreement. The Company valued these common shares at the fair market value on the date of grant at $.50 per share or $275,356 based on the recent selling price of the Company’s common stock, which has been recognized as advertising expense.

In December 2007, the Company agreed to issue 100,000 shares of common stock for advertising and promotional services in connection with a one year agreement. The Company valued these common shares at the fair market value on the date of grant at $.50 per share or $50,000 based on the recent selling price of the Company’s common stock, which has been recognized as advertising expense.

In December 2007, the Company completed a private placement to accredited investors and received net proceeds of $2,745,550 from the sale of units consisting in the aggregate of 6,030,000 shares of its common stock and warrants to purchase 6,030,000 shares of common stock. The warrants are exercisable at $2.00 per share for a term of five years. Additionally, in connection with these private placements, the Company paid commissions to its placement agents of approximately $225,200 in cash, issued 281,500 shares of common stock, and granted 281,500 warrants exercisable at $2.00 per share for a term of five years, which have been allocated against paid-in-capital.

In December 2007, the Company amended the terms and provisions in connection with notes payable of two debt holders. Under the terms of the amended note agreements, the principal and accrued interest thereon will mature on March 31, 2008, and, in connection with such extension of terms, the Company issued an aggregate of 100,000 shares to such debt holders. The Company valued these common shares at the fair market value on the date of grant at $.50 per share or approximately $50,000 based on the recent selling price of the Company’s common stock, which has been recognized as interest expense. Further, as part of the amendments, the note became convertible at the option of the holders at a rate of $1.00 per share.

In December 2007, the Company obtained the approval of a majority of its stockholders to increase the authorized common shares from 50,000,000 to 412,500,000 shares of common stock at $0.001 par value.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 8 - STOCKHOLDERS’ EQUITY (continued)

Common Stock (continued)

In January 2008, the Company issued 150,000 shares of common stock for advertising and promotional services in connection with a three year endorsement agreement. The Company valued these common shares at the fair market value on the date of grant at $1.55 per share or $232,500,   which has been recognized as advertising expense.

In January 2008, the Company issued 125,000 shares of common stock for advertising and promotional services in connection with a one-month endorsement agreement. Additionally, under this agreement, the Company shall pay $10,000. The Company valued these common shares at the fair market value on the date of grant at $1.55 per share or $193,750,   which has been recognized as advertising expense.

In February 2008, the Company issued 100,000 shares of common stock in connection with a convertible notes payable. The Company valued these common shares at the fair market value on the date of grant at $1.56 per share or $156,000 , which has been recognized as interest expense.

In March 2008, the Company issued 160,000 shares of common stock for advertising and promotional services in connection with a one-month endorsement agreement. Additionally, under this agreement, the Company shall pay $25,000. The Company valued these common shares at the fair market value on the date of grant at $2.87 per share or $459,200,  which has been recognized as advertising expense.

In March 2008, the Company completed a private placement to eight accredited investors for a total subscription receivable of $2,264,601 from the sale of an aggregate of 1,635,785 shares of its common stock. Additionally, in connection with this private placement, the Company paid commission to its placement agents through issuance of 250,000 shares of common stock, which have been allocated against paid-in-capital. In April 2008, the Company collected the subscription receivable amounting to $2,264,601 in connection with this private placement.

In March 2008, in connection with the exercise of stock warrants, the Company issued 934,000 shares of common stock for proceeds of $1,167,500. The Company offered a temporary reduction in the exercise price of certain of the warrants that it had granted as part of its December 2007 private placement. The per-share exercise price of the warrants was reduced from $2.00 to $1.25 from March 11, 2008, to April 2, 2008. As of the expiration date of the temporary reduction-in-exercise-price-period, the exercise price of the unexercised warrants reverted to their original $2.00 per share exercise price. In connection with the temporary reduction, the exercising warrant holders were granted an aggregate of 467,000 common stock purchase warrants on the basis of one new warrant for each two original warrants exercised. The terms of the new five-year warrants are substantially similar to the terms of the exercised warrants except that the per-share exercise price of the new warrants is $3.50.

In April 2008, in connection with a note payable the Company issued 400,000 shares to a certain note holder. The Company valued these common shares at the fair market value on the date of grant at $1.56 or $624,000, which has been recognized as interest expense.

In April 2008, the Company issued 100,834 shares of common stock for advertising and promotional services in connection with an endorsement agreement. The Company valued these common shares at the fair market value on the date of grant at $2.89 per share or $291,411, which has been recognized as advertising expense.

In April 2008, the Company issued 309,166 shares of common stock for consulting and advisory services. The Company valued these common shares at the fair market value on the date of grant at $2.89 per share or $893,490, which has been recognized as a consulting expense.

In May 2008, in connection with the conversion of $750,000 in convertible notes payable into common stock, the Company issued 664,504 shares to the note holders. Principal and accrued interest of $829,965 convertible into shares at the price of $1.25 per share was converted from debt to equity and credited to paid-in capital.

In May 2008, the Company issued 596,296 shares of common stock for consulting and advisory services. The Company valued these common shares at the fair market value on the date of grant at $2.72 per share or $1,621,925, which has been recognized as a consulting expense.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 8 - STOCKHOLDERS’ EQUITY (continued)

Common Stock (continued)

In May 2008, the Company issued 150,000 shares of common stock for consulting and advisory services. The Company valued these common shares at the fair market value on the date of grant at $2.71 per share or $406,500, which has been recognized as a consulting expense.

In June 2008, in connection with a notes payable the Company issued 50,000 shares to a certain note holder. The Company valued these common shares at the fair market value on the date of grant at $2.48 or $124,000, which has been recognized as interest expense.

In June 2008, in connection with a notes payable the Company issued 50,000 shares to a certain note holder. The Company valued these common shares at the fair market value or minimum value as defined by the note payable on the date of grant at $2.00 or $100,000, which has been recognized as interest expense.

In connection with the exercise of the warrants, the Company agreed to register for re-sale the exercised shares and 30% of the other shares of common stock issued to the exercising warrant holders in connection with the December 2007 private placement. The Company also agreed to register for re-sale of the 1,635,786 shares of common stock that the Company sold and issued in the private offering in March 2008.

Pursuant to a Registration Rights Agreement between the Company and the exercising warrant holders, and a separate, substantially similar Registration Rights Agreement between the Company and the eight issuees in the private offering, the Company agreed to file a re-sale registration statement with the Securities and Exchange Commission on or before May 2, 2008, and to use its best efforts to cause the registration statement to be declared effective on or before June 30, 2008. The Company filed such registration statement on May 2, 2008.

The Company agreed to pay to the exercising warrant holders and to the eight issuees in the private offering certain liquidated damages as follows: (a) if the registration statement is not filed timely, then, for each 30-day period of delinquency and pro rata for any portion thereof until the registration statement has been filed, the Company will pay to each exercising warrant holder and to each private offering issuee an amount equal to 1.5% of the exercise price paid by each exercising warrant holder and purchase price paid by such issuee, as relevant, and (b) if the required registration statement is not declared effective by the Securities and Exchange Commission on a timely basis, then, for each 30-day period of delinquency and pro rata for any portion thereof until the registration statement has been declared effective, the Company will pay to each exercising warrant holder and to each private offering issuee an amount equal to 1.5% of the aggregate exercise price paid by each exercising warrant holder and purchase price paid by such issuee, as relevant. Such payments shall be made to each such qualifying holder in cash. However, the Company need only make one such series of liquidated damages payments for any period in which the Company is liable both for a failure to file the registration statement timely and for a failure for it to have been declared effective timely. If the registration statement has been declared effective timely, even if it had not been filed timely, any liquidated damages otherwise due shall be automatically waived.

Common Stock Warrants

In October 2007, in connection with a private placement, the Company granted 1,260,000 purchase warrants to investors. The warrants are exercisable at $2.00 per common share and expire in five years.

In December 2007, in connection with a private placement, the Company granted 6,030,000 purchase warrants to investors. The warrants are exercisable at $2.00 per common share and expire in five years. In connection with these private placements, the Company paid commissions and granted 281,500 warrants to its placement agents. The warrants are exercisable at $2.00 per share for a term of five years, which have been allocated against paid-in-capital.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 8 - STOCKHOLDERS’ EQUITY (continued)

Common Stock Warrants (continued)

In March 2008, the Company offered a temporary reduction in the exercise price of certain of the warrants that it had granted as part of its December 2007 private placement. The per-share exercise price of the warrants was reduced from $2.00 to $1.25 from March 11, 2008, to April 2, 2008. A total of 934,000 warrants were exercised, resulting in $1,167,500 of proceeds. As of the expiration date of the temporary reduction-in-exercise-price-period, the exercise price of the unexercised warrants reverted to their original $2.00 per share exercise price. In connection with the temporary reduction, the exercising warrant holders were granted an aggregate of 467,000 common stock purchase warrants on the basis of one new warrant for each two original warrants exercised. The terms of the new five-year warrants are substantially similar to the terms of the exercised warrants except that the per-share exercise price of the new warrants is $3.50.

In June 2008, in connection with two notes payable, the Company issued 200,000 warrants to a certain debt holder. The terms include aggregate warrants to purchase 100,000 shares of common stock at $2.00 and 100,000 shares at $3.50 and all expire in two years.

A summary of the status of the Company’s outstanding stock warrants as of June 30, 2008, and changes during the period then-ended is as follows:

	June 30, 2008
	Number of Warrants	Weighted Average Exercise Price
Balance at beginning period	1,000,000	$2.00
Granted	8,238,500	2.02
Exercised	(934,000)	1.25
Forfeited	-	-
Balance at end of period	8,304,500	$2.10

Warrants exercisable at end of period	8,304,500	$2.10
Weighted average fair value of warrants granted during the period		$2.02

The following table summarizes information about stock warrants outstanding at June 30, 2008:

Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding at June 30, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at June 30, 2008	Weighted Average Exercise Price
$2.00	7,737,500	4.35 Years	$2.00	7,737,500	$2.00

3.50	567,000	4.26 Years	3.50	567,000	3.50

	8,304,500		$2.10	8,304,500	$2.10

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 8 - STOCKHOLDERS’ EQUITY (continued)

Stock Options

In December 2007, the Company adopted the 2007 Incentive Plan under which stock awards or options to acquire shares of the Company's common stock may be granted to employees and non-employees of the Company. The Company has authorized 10,000,000 shares of the Company's common stock for grant under the 2007 Plan. The 2007 Plan is administered by the Board of Directors and permits the issuance of options for the purchase of up to the number of available shares outstanding. Options granted under the 2007 Plan vest in accordance with the terms established by the Company's stock option committee and the 2007 Plan shall terminate ten years from its adoption. To date, there remain 180,000 shares underlying options to grant pursuant to the 2007 Plan.

In January 2008, the Company granted 1,500,000 stock options for advertising and promotional services in connection with a three-year endorsement agreement. The options are exercisable at $1.55 per share for a term of six months. The Company valued the stock options utilizing the Black-Scholes options pricing model at $ 0.63 per share or $945,000, which has been recognized as advertising expense.

In January 2008, the Company granted 500,000 stock options for advertising and promotional services in connection with a one-month endorsement agreement. The options are exercisable at $1.55 per share for a term of six months. The Company valued the stock options utilizing the Black-Scholes options pricing model at $ 0.63 per share or $315,000,   which has been recognized as advertising expense.

In March 2008, the Company granted 1,414,286 stock options for advertising and promotional services in connection with a three-year endorsement agreement. The options are exercisable at $0.01 per share for a term of three years. The Company valued the stock options utilizing the Black-Scholes options pricing model at $ 2.86 per share or $4,044,858, which has been recognized as advertising expense.

In March 2008, the Company granted 100,000 stock options for professional services in connection with a five-year agreement. The options are exercisable at $1.12 per share for a term of five years. The Company valued the stock options utilizing the Black-Scholes options pricing model at $ 2.04 per share. For the nine months ended June 30, 2008, total stock-based compensation charged to professional and consulting expense for option-based arrangements amounted to $54,400. At June 30, 2008, there was approximately $149,600 of total unrecognized compensation expense related to this non-vested option-based compensation arrangement. This cost is expected to be recognized over the remaining vesting period.

During the nine months ended June 30, 2008, the Company granted an aggregate of 9,990,000 five year stock options to purchase common stock to the Chief Executive Officer and certain employees and non-employees of the Company at exercise prices of $0.50 per share, of which 1,185,000 has been forfeited due to terminations. For the nine months ended June 30, 2008, total net stock-based compensation charged to operations for option-based arrangements amounted to $1,917,407. At June 30, 2008, there was approximately $845,234 of total unrecognized compensation expense related to non-vested option-based compensation arrangements under the 2007 Plan. These costs are expected to be recognized over the remaining vesting periods of each option grant.

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 8 - STOCKHOLDERS’ EQUITY (continued)

Stock Options (continued)

During the nine months ended June 30, 2008, the Company granted an aggregate of 7,860,826 options, of which 120,000 has been forfeited due to terminations, with terms ranging from five to ten year stock options to purchase common stock to the Chief Financial Officer and certain employees of the Company at exercise prices ranging from $0.80 to $3.10 per share. For the nine months ended June 30, 2008, total stock-based compensation charged to operations for option-based arrangements amounted to $2,820,372. At June 30, 2008, there was approximately $13,086,911 of total unrecognized compensation expense related to non-vested option-based compensation. These costs are expected to be recognized over the remaining vesting periods of each option grant.

A summary of the status of the Company’s outstanding stock options as of June 30, 2008, and changes during the period then ended is as follows:

	June 30, 2008
	Number of Options	Weighted Average Exercise Price
Balance at beginning of period	-	$-
Granted	21,275,112	1.18
Exercised	-	-
Forfeited	(1,305,000)	.72
Balance at end of period	19,970,112	$1.14

Options exercisable at end of period	9,393,895	$.71
Weighted average fair value of options granted during the period		$1.17

The following table summarizes information about stock options outstanding at June 30, 2008:

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at June 30, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at June 30, 2008	Weighted Average Exercise Price
$0.01	1,414,286	2.75 Years	$0.01	1,414,286	$0.01
0.50	8,715,000	4.45 Years	0.50	5,405,000	0.50
0.80	1,600,000	9.73 Years	0.80	-	-
1.12 -1.94	4,309,826	4.48 Years	1.53	2,574,609	1.54
2.17-2.94	3,260,000	6.53 Years	2.57	-	-
3.10	671,000	4.81 Years	3.10		-
	19,970,112		$1.14	9,393,895	$.71

PURPLE BEVERAGE COMPANY, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
JUNE 30, 2008

NOTE 8 - STOCKHOLDERS’ EQUITY (continued)

Stock Options (continued)

The fair value of stock options granted was estimated at the date of grant using the Black-Scholes options pricing model. The Company used the following assumptions for determining the fair value of options granted under the Black-Scholes option pricing model:

Period Ending June 30, 2008
Expected volatility	75% - 91%
Expected term	0.50 -10 Years
Risk-free interest rate	1.93%-3.73%
Expected dividend yield	0%

NOTE 9 - SUBSEQUENT EVENTS

In July 2008, the Company issued three short-term notes payable to Ted Farnsworth, Chief Executive Officer of the Company, totaling $250,000 and, bearing annual interest of 2.42%, with unspecified maturity periods. The notes were for $100,000, $100,000 and $50,000, respectively - one of the $100,000 notes was repaid in July 2008.

In July 2008, the Company issued a note payable in the amount of $1,000,000 to a certain note holder. The note bears interest of 11% per annum and matures on October 16, 2008. Additionally, the note includes 200,000 shares of common stock and warrants to purchase 200,000 shares of common stock at $2.00 per share.

In July 2008, the Company amended an option agreement related to a certain endorsement agreement set to expire July 2008. The amendment adjusted the agreement granting the holder 1,500,000 options to purchase common stock at $1.00 through January 2011.

In August 2008, the Company issued a note payable in the amount of $250,000 to a certain note holder. The note bears interest of 8% per annum and matures on September 10, 2008.

From July 1, 2008 to August 14th 2008 the Company has granted 187,000 additional options to certain employees and non-employees. All options are for five years, all vest annually over a three year period and all strike prices are determined based on the trailing ten day weighted average of the Company’s stock.

ITEM 2. MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

THE FOLLOWING PRESENTATION OF OUR MANAGEMENT'S DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS REPORT. THIS DISCUSSION INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS.

Recent Events

Prior to December 12, 2007, we were a public shell company, as defined by the Securities and Exchange Commission, without material assets or activities that engaged in event planning between the years 2002 and 2005, the apparel industry from 2005 to 2006, and thereafter aimed to develop, produce, market and distribute low budget film and video productions. On December 12, 2007, we completed a reverse merger, pursuant to which a private company (Venture Beverage Company) merged with and into a wholly-owned subsidiary of ours, with the private company being the surviving company. In connection with this reverse merger, we discontinued our former business and succeeded to the business of Venture Beverage Company as our sole line of business. For financial reporting purposes, Venture Beverage Company, and not us, is considered the accounting acquiror. Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations herein are those of Venture Beverage Company and do not include our historical financial results. All costs associated with the reverse merger, other than financing related costs in connection with the simultaneous sale of $3,015,000 of units consisting of common stock and warrants and the costs related to the repurchase of securities from two former stockholders, were expensed as incurred.

Overview

We develop, market, and distribute a unique beverage product that is positioned as a “better for you” beverage and is targeted to the growing category of “new age/functional” beverage consumers. We own the rights to the Purple brand, a new functional beverage that contains a high level of anti-oxidants that are found in seven different natural fruit juices that combine to make our product. We launched Purple in the summer of 2007.

Since our business began on May 8, 2007, we have not provided any historical comparative analysis below.

Critical Accounting Policies and Estimates

Use of Estimates. In preparing the financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, revenues, and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by us include, but are not limited to, stock-based compensation, valuation of debt discounts, and useful life of property and equipment.

Accounts Receivable. We have a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories. Inventories are stated at the lower of cost or market utilizing the first-in, first-out method and consist of raw materials related to our products. We write down inventory for estimated obsolescence or unmarketable inventory based upon assumptions and estimates about future demand and market conditions. If actual market conditions are less favorable than those projected by us, additional inventory write-downs may be required.

Property and Equipment. Property and equipment are carried at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Revenue Recognition. We record revenue when persuasive evidence of an arrangement exists, services have been rendered or product has been shipped, the sales price to the customer is fixed or determinable, and our ability to collect the receivable is reasonably assured. We do not ship product without receipt of an official order from the customer. The customer does not have the right to return the product except for matters related to manufacturing defects on our part. We regularly review our policies for sales allowances and, if deemed appropriate, we adjust those policies based on available, historical trends; net sales are inclusive of these estimated allowances. We primarily sell our product to distributors and recognize revenue upon shipment to them, as opposed to recognizing revenue upon their resale of the product to the ultimate customers. In limited cases where we retain ownership of the product after shipment to the distributor, we defer recognition of the revenue until such time as the product is sold to the ultimate customer and all other revenue recognition criteria have been satisfied.

Stock Based Compensation. We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R establishes the financial accounting and reporting standards for stock-based compensation plans. As required by SFAS No. 123R, we recognized the cost resulting from all stock-based payment transactions including shares issued under our stock option plans in the financial statements.

Non-Employee Stock-Based Compensation. The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109.” This interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefits of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding de-recognition, classification, and disclosure of uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We believe the adoption of this interpretation did not have an impact on our financial position, results of operations, or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure related to the use of fair value measures in financial statements. FAS 157 is to be effective for our financial statements issued in 2008. We believe the adoption of this interpretation did not have an impact on our financial position, results of operations, or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosures using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for interim periods of the first fiscal year ending after November 15, 2006. We believe the adoption of SAB 108 did not have an impact on our financial statements.

In December 2006, FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements,” was issued. This Staff Position specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” We believe that our current accounting is consistent with this Staff Position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115,” under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FAS 157. We believe the adoption of this interpretation did not have an impact on our financial position, results of operations, or cash flows.

In May 2007, the FASB issued FASB Staff Position No. FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48.” This Staff Position provides guidance about how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. Under this Staff Position, a tax position could be effectively settled on completion of examination by a taxing authority if the entity does not intend to appeal or litigate the result and it is remote that the taxing authority would examine or re-examine the tax position. We do not expect that this interpretation will have a material impact on our financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” which replaces SFAS No. 141, “Business Combinations,” which, among other things, establishes principles and requirements for how an acquirer entity recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed (including intangibles), and any noncontrolling interests in the acquired entity. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We are currently evaluating what impact, if any, the adoption of SFAS No. 141(R) will have on our financial statements.

In December 2007, the FASB issued SFAS No. 160, “ Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141(R). SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We are currently evaluating what impact the adoption of SFAS No. 160 will have on our financial statements.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

Results of Operations

Three and Nine Months Ended June 30, 2008

Net Sales. Our sales during the three and nine months ended June 30, 2008 amounted to $365,494 and $544,869, respectively, and were comprised of revenues related to the sale of our beverage product, Purple. For the three months ended June 30, 2008, three of our customers, Haralambros, Great State Beverages and General Nutrition Distribution accounted for approximately 19%, 16%, and 15% of our revenues, respectively. For the nine months ended June 30, 2008, Big Geyser and Haralambros accounted for approximately 17% and 15% of our revenues, respectively. Although we recognized sales during the three and nine months ended June 30, 2008, there can be no assurances that we will continue to recognize similar revenues in the future.

Cost of Sales. The cost of sales during the three and nine months ended June 30, 2008 amounted to $354,099 and $536,289, respectively. Our cost of sales includes the manufacturing costs of our proprietary brand. The cost of sales as a percentage of net sales was approximately 97% and 98% for the three and nine months ended June 30, 2008, respectively. We anticipate that our cost of sales will decrease and related gross profit margins will increase for the remainder of our current fiscal year due to the refinement of our production process in strategically located production facilities and from expected economies of scale in the purchasing of raw materials.

Operating Expenses. Total operating expenses for the three and nine months ended June 30, 2008, were $8,464,222 and $22,121,310, respectively, and consisted of the following:

	Three months ended June 30, 2008	Nine months ended June 30, 2008
Compensation expense and related taxes	$2,843,723	$7,223,366
Advertising and marketing	1,176,077	8,766,355
Professional and consulting fees	3,801,663	4,796,015
Other selling, general and administrative	642,759	1,335,574

Total	$8,464,222	$22,121,310

•
compensation expense and related taxes were attributable to salaries, benefits, and related taxes to our officers and employees. For the nine months ended June 30, 2008, we recorded non-cash expenses of $4,737,700 related to stock-based compensation expense, which includes approximately $3,495,528 attributable to options granted to our chief executive officer and chief financial officer. Stock-based compensation - options represented approximately 21% of our total operating expenses for the nine months ended June 30, 2008. Under SFAS No. 123(R), which was effective January 1, 2006, companies are now required to measure the compensation costs of share-based compensation arrangements based on the grant date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. We anticipate that compensation expense will increase during the remainder of our current fiscal year as we continue to build the Purple brand, which will require additional market activation personnel and support staff.

•
advertising and marketing expenses represent our brand development and promotional expenses for our proprietary brand. These expenses include promotional spending at point of sale. For the nine months ended June 30, 2008, we issued 1,186,546 shares of common stock for advertising and promotional services valued at approximately $1,502,217. Additionally, we recorded non-cash expenses of $5,304,858 related to stock-based expense, primarily attributable to options granted in connection with endorsement agreements entered into during the nine months ended June 30, 2008. We anticipate that our advertising and marketing expenses, in both cash and equity components, will continue to increase for the remainder of our current fiscal year, subject to our ability to generate operating capital.

•
Professional and consulting fees represent expenses incurred for expenses related to accounting, legal, public relations and financial and business advisory services. For the nine months ended June 30, 2008, we recorded non-cash expenses related to profession and consulting services in the form of 54,000 stock options. We anticipate that our professional fees will continue to increase for the remainder of our current fiscal year as we continue to raise additional working capital and develop the Purple brand.

•
other selling, general and administrative expenses include rent expense, travel expense, office, supplies, telephone and communications expenses, and other expenses. We anticipate that these expenses will continue to increase during the remainder of our current fiscal year as we continue to grow our Purple brand.

  Loss from Operations. We reported a loss from operations of $8,452,827 and $22,112,730 for the three and nine months ended June 30, 2008, respectively.

Other Expenses. For the nine months ended June 30, 2008, interest expense amounted to $1,060,450 and $1,472,987, respectively. Of such amount, approximately $155,228 was attributable to amortization of the debt discount in connection with the issuance of the 12% notes payable, all of which was included in interest expense for the nine-month period ended June 30, 2008, and none of which was included in interest expense for the three-month period then ended. We recognized interest expense on notes payable amounting to approximately $11,000 and $62,000 during the respective three and nine months ended June 30, 2008. Additionally, we issued shares in connection with notes payable valued at $1,053,268 and warrants valued at $201,550 throughout the nine months ending June 30, 2008 – shares and warrants were valued based on the fair market values at the date of issuance.

Net Loss. We reported a net loss of $9,512,128 and $23,581,665 for the three and nine months ended June 30, 2008, respectively, which translates to basic and diluted net loss per common share of $0.16 during the three months ended June 30, 2008, and basic and diluted net loss per common share of $0.45 during the nine months ended June 30, 2008.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. At June 30, 3008, we had a cash balance of $8,709, a net decrease in cash of $61,181 during the quarter ended June 30, 2008, and negative working capital of $860,569. We have been funding our operations though the sale of our securities and short-term bridge notes.

In December 2007, we issued and sold an aggregate of 60.3 units of our securities to 31 investors for the aggregate price of $3,015,000 (“December 2007 Private Placement”). Each unit (“Unit”) consisted of 100,000 shares of our common stock and 100,000 warrants to purchase an equivalent number of shares of our common stock. The purchase price of each Unit was $50,000.

On March 11, 2008, we offered a temporary reduction in the exercise price of 50% of the warrants that we had granted as part of the December 2007 Private Placement. The per-share exercise price of the warrants was reduced from $2.00 to $1.25 from March 11 to April 2, 2008. 934,000 warrants were exercised, resulting in $1,167,500 of proceeds. At the request of certain warrant holders, we eliminated the 50% limit. In connection with the temporary reduction, the exercising warrant holders were granted an aggregate of 467,000 common stock purchase warrants, at an exercise price of $3.50, on the basis of one new warrant for each two original warrants exercised.

On April 2, 2008, we closed an additional private offering in which we raised approximately $2.275 million in net proceeds, in addition to the funds we received through the above-referenced exercise of warrants. In connection with this private offering, we issued 1,635,786 shares of our common stock at a per-share purchase price of $1.40 to eight investors, some of whom were parties to our December 2007 financing.

In June 2008, we received aggregate proceeds of $500,000 in consideration of a sixty-day unsecured promissory note in the same amount, with an interest rate of 18%, payable to one investor. We also issued such investor 100,000 shares of common stock, granted him 100,000 warrants to purchase an equivalent number of shares of our common stock at $2.00 per share, and granted him 100,000 warrants to purchase an equivalent number of shares of our common stock at $3.50 per share. Also, in July 2008, we received aggregate proceeds of $1,000,000 in consideration of a ninety-day unsecured promissory note in the same amount, with an interest rate of 11%, payable to another investor. We also issued such investor 200,000 shares of common stock and granted it 200,000 warrants to purchase an equivalent number of shares of our common stock at $2.00 per share. In connection with the latter loan and issuance of securities, we also issued 150,000 shares of our common stock as a finder’s fee to a third party. On August 11, 2008, we entered into a short-term bridge loan in the principle amount of $250,000, which shall mature on September 10, 2008, bears annual interest at 8%, and is unsecured.

Net cash flows used in operating activities for the nine months ended June 30, 2008, amounted to $7,275,434 and were primarily attributable to our net losses of $23,581,665, offset by stock-based expenses of $15,775,531, depreciation of $10,299, amortization of debt discount of $155,228, and changes in assets and liabilities of $365,173, which includes $(881,726) of accounts receivable, $(944,607) of inventory, $(377,497) of other current assets, $1,342,842 of accounts payable, $650,161 of accrued expenses, and $576,000 of deferred revenue. Net cash flows used in investing activities for the nine months ended June 30, 2008, amounted to $124,862 and were primarily attributable to the purchase of property and equipment. Net cash flows provided by financing activities were $7,339,115 for the nine months ended June 30, 2008. Further, for the nine months ended June 30, 2008, we received net proceeds from the sale of our common stock and exercise of warrants of $5,638,515 and $1,167,500, respectively. Additionally, we received proceeds from the issuance of a note payable of $1,593,000, and repaid $1,000,000 of principal and paid $60,000 in connection with a stock repurchase agreement upon the closing of our reverse merger on December 12, 2007.

We pay Mr. Farnsworth a salary of $225,000 per year and a monthly performance bonus equal to 6% of the net invoice price for all sales, at wholesale or retail, of Purple during the corresponding month in accordance with our revenue recognition policies. Mr. Farnsworth’s bonus is based upon the sales of our product, whether at wholesale or retail, if such sales are recognized as revenue by us. Thus, in the case of our sale to one of our distributors that, in turn, re-sells the product to a retail store, which sell the product to a consumer, Mr. Farnsworth’s bonus is calculated on that sale. We allocate Mr. Farnsworth’s monthly 6% performance bonus to “other selling, general and administrative” (“SG&A”) expenses, which currently approximate our net sales on a quarterly basis. If we meet our internal projections for increasing our net revenues, as to which increases there can be no assurance, our SG&A expenses will decrease as a percentage thereof. However, those expenses will not decline as rapidly as they otherwise would due to the burden of the 6% monthly performance bonus. We believe that, if our net revenues increase according to our business plan, our gross margins will support the 6% monthly bonus, although not necessarily without a material adverse impact on our overall profitability.

We currently have no material commitments for capital expenditures. Other than our cash on hand ($249,361 as of August 13, 2008), we presently have no alternative source of operating capital. We may not have sufficient capital to fund the expansion of our operations and to provide capital necessary for our ongoing operations and obligations. We will need to raise significant additional capital to fund our operating expenses, pay our obligations, and grow our company. We do not presently have any firm commitments for any additional capital, and our financial condition may make our ability to secure this capital difficult. There are no assurances that we will be able to continue our business, and we may be forced to cease operations if we do not raise significant additional working capital, in which event investors could lose their entire investment in us.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

ITEM 4. CONTROLS AND PROCEDURES

As required by Rule 13a-15 under the Securities Exchange Act of 1934, as of June 30, 2008, the end of the period covered by this report, our management, which is responsible for establishing and maintaining adequate internal control over financial reporting, concluded its evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Disclosure controls and procedures are designed to reasonably assure that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934, such as this report, is recorded, processed, summarized and reported within the time periods prescribed by SEC rules and regulations, and to reasonably assure that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within us have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management or board override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. The Certifications appearing immediately following the signatures section of this report are Certifications of our Chief Executive Officer and Chief Financial Officer. The Certifications are required in accordance with Section 302 of the Sarbanes-Oxley Act of 2002 (the Section 302 Certifications). This Item of this report is the information concerning the evaluation referred to in the Section 302 Certifications and this information should be read in conjunction with the Section 302 Certifications for a more complete understanding of the topics presented.

We carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and our principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based upon the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective at the reasonable assurance level for timely gathering, analyzing and disclosing the information we are required to disclose in our reports filed under the Securities Exchange Act of 1934. Our management, which includes our Chief Executive Officer and Chief Financial Officer, concluded that our disclosure controls and procedures are effective to (i) give reasonable assurance that the information required to be disclosed by us in reports that we file under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms, and (ii) ensure that information required to be disclosed in the reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

There have been no changes in our internal control over financial reporting during our last fiscal quarter that have materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Part II - OTHER INFORMATION

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Employees

In April 2008, we granted an aggregate of 966,000 five-year stock options to purchase common stock to certain employees at exercise prices ranging from $2.81 to $3.10 per share. These options vest and become exercisable as to (i) 322,000 shares in April 2009, (ii) an additional 322,000 shares in April 2010; and (iii) the remaining 366,000 shares in April 2011, assuming that such employees are employed by us as of such dates.

In May 2008, we granted an aggregate of 1,760,000 five-year stock options to purchase common stock to certain employees at exercise prices ranging from $2.50 to $2.70 per share. These options vest and become exercisable as to (i) 586,666 shares in May 2009, (ii) an additional 586,666 shares in May 2010; and (iii) the remaining 586,668 shares in May 2011, assuming that such employees are employed by us as of such dates.

In June 2008, we granted an aggregate of 770,000 five-year stock options to purchase common stock to certain employees at exercise prices ranging from $1.94 to $2.49 per share. These options vest and become exercisable as to (i) 256,666 shares in June 2009, (ii) an additional 256,666 shares in June 2010; and (iii) the remaining 256,668 shares in June 2011, assuming that such employees are employed by us as of such dates.

The foregoing grants were made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). We believe that the exemption was available because (i) all offers were made in accordance with the provisions of the exemption, (ii) there were a limited number of offers made, (iii) no advertising or general solicitation was employed in the offerings, (iv) transfer of the options was restricted in accordance with the requirements of the Securities Act (including the legending of the option grant agreements representing the stock options) and in accordance with certain sale restriction provisions in the option agreements, (v) all offerees were financially sophisticated or advised by someone who had the requisite acumen, and (vi) all offerees were provided with the applicable disclosure materials or access thereto.

Securities Issued in Connection with Short-Term Debt Financing

In connection with certain short-term debt financing, in June 2008, we issued to a individual an aggregate of 100,000 shares of our common stock, 100,000 two-year “Series A” warrants to purchase shares of our common stock at $2.00 per share, which vested immediately, and 100,000 two-year “Series B” warrants to purchase shares of our common stock at $3.50 per share, which vested immediately.

In connection with an additional short-term debt financing, in July 2008, we issued to an entity 200,000 shares of our common stock and 200,000 two-year “Series A” warrants to purchase shares of our common stock at $2.00 per share, which vested immediately. In connection with such transaction, we also issued 150,000 shares of our common stock to a third-party as a finder’s fee.

The issuances were made in reliance on Rule 506 of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act. We believe that the exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the issuances of securities were made to three persons, each of whom was an accredited individual, and (iii) transfer of the securities was restricted in accordance with the requirements of the Securities Act of 1933 (including the legending of the warrant grant agreement representing the warrants granted, and the certificates representing the common stock issued, pursuant thereto.

ITEM 6. EXHIBITS

Exhibit No.	Description
2.1
Agreement and Plan of Merger by and among Red Carpet Entertainment, Inc., Venture Beverage Company, and Purple Acquisition Corp., dated December 12, 2007 (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K/A of the Company filed with the Securities and Exchange Commission on December 17, 2007 (the “December 8-K/A”)).

3.1
Composite Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of the Company filed with the Securities and Exchange Commission on May 2, 2008 (the “May S-1”)).

3.2
By-laws of Red Carpet Entertainment, Inc. (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 of the Company filed with the Securities and Exchange Commission on December 28, 2006 (the “2006 SB-2”)).

10.1	Employment Agreement, dated as of December 12, 2007, between the Company and Theodore Farnsworth (Incorporated by reference to Exhibit 10.1 to the December 8-K/A).

10.2	Venture Beverage Company 2007 Incentive Plan (Incorporated by reference to Exhibit 10.2 to the December 8-K/A).

10.3	Form of Nonqualified Stock Option Award Agreement under the 2007 Incentive Plan (Incorporated by reference to Exhibit 10.3 to the December 8-K/A).

10.4	Form of Lock-Up Agreement, dated as of December 12, 2007, by and between the Company and each of certain stockholders (Incorporated by reference to Exhibit 10.4 to the December 8-K/A).

10.5	Form of Subscription Agreement, dated as of May 10, 2007, by and between Venture Beverage Company and certain stockholders (Incorporated by reference to Exhibit 10.5 to the December 8-K/A).

10.6
Form of Common Stock Purchase Warrant, dated between May 17 and October 24, 2007, issued by Venture Beverage Company to certain stockholders. (Incorporated by reference to Exhibit 10.6 to the December 8-K/A).

10.7	Form of Subscription Agreement, dated as of December 12, 2007, by and between the Company and certain stockholders (Incorporated by reference to Exhibit 10.7 to the December 8-K/A).

10.8	Form of Common Stock Purchase Warrant, dated as of December 12, 2007, issued by the Company to certain stockholders (Incorporated by reference to Exhibit 10.8 to the December 8-K/A).

10.9
Stock Repurchase Agreement, made and entered into as of December 12, 2007, by and between Red Carpet Entertainment, Inc. and Christopher Johnson and Lissa Johnson (Incorporated by reference to Exhibit 10.9 to the December 8-K/A).

10.10
Consulting Agreement, dated December 1, 2007, by and between the Company and Esquire Sports Marketing, L.L.C. (Incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-QSB of the Company filed with the Securities and Exchange Commission on February 14, 2008 (“February 10-QSB”)).

10.11	Agreement, dated January 18, 2008, by and between the Company and Esquire Sports Marketing, L.L.C. (Incorporated by reference to Exhibit 10.11 to the February 10-QSB).

10.12	Endorsement Agreement, entered into as of January 18, 2008 by and between the Company and Torii Hunter (Incorporated by reference to Exhibit 10.12 to the February 10-QSB).

10.13	Sublease Agreement, made as of January 22, 2008, by and between the Company and Fisher and Phillips, LLP (Incorporated by reference to Exhibit 10.13 to the February 10-QSB).

10.14
Promissory Note, dated March 11, 2008, issued by the Company to GRQ Consultants, Inc. in the principal sum of $1,000,000 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on March 17, 2008).

10.15
Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Common Stock of the Company, dated April 2, 2008, by and between the Company and certain persons, who were parties to the December 12, 2007, Subscription Agreement. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on April 4, 2008 (the “April 8-K”)).

10.16	Common Stock Purchase Warrant, dated April 2, 2008, issued by the Company in favor of the exercising warrant holders. (Incorporated by reference to Exhibit 10.2 to the April 8-K).

10.17	Addendum to Subscription Agreement, dated April 2, 2008, by and between the Company and the parties thereto (Incorporated by reference to Exhibit 10.3 to the April 8-K).

10.18	Registration Rights Agreement, dated April 2, 2008, by and between the Company and the exercising warrant holders (Incorporated by reference to Exhibit 10.4 to the April 8-K).

10.19	Registration Rights Agreement, dated April 2, by and between the Company and the parties thereto (Incorporated by reference to Exhibit 10.5 to the April 8-K).

10.20	Agreement, dated March 25, 2008, by and between the Company and Esquire Sports Marketing, L.L.C. (Incorporated by reference to Exhibit 10.20 to the May S-1).

10.21	Endorsement Agreement, entered into as of March 25, 2008 by and between the Company and Mariano Rivera (Incorporated by reference to Exhibit 10.21 to the May S-1).

10.22	Employment Agreement, dated as of March 19, 2008, by and between the Company and Michael W. Wallace (Incorporated by reference to Exhibit 10.22 to the May S-1).

10.23	Option Award Agreement, effective March 25, 2008, representing a grant of a nonqualified stock option by the Company to Mariano Rivera (Incorporated by reference to Exhibit 10.23 to the May S-1).

10.24	Endorsement Agreement, dated November 1, 2007, by and between the Company and Chaka Kahn (Incorporated by reference to Exhibit 10.24 to the June S-1/A No. 2)

10.25	Purchasing Agreement between General Nutrition Distribution, LP and Venture Beverage Company dated December 12, 2007 (Incorporated by reference to Exhibit 10.25 to the June S-1/A No.2).

10.26**	Distribution Agreement between Crosset Company and Purple Beverage Company, Inc. dated January 24, 2008 (Incorporated by reference to Exhibit 10.26 to the July S-1/A No. 3).

10.27**	Distribution Agreement between Big Geyser, Inc. and Purple Beverage Company dated February 26, 2008 (Incorporated by reference to Exhibit 10.27 to the July S-1/A No. 3).

10.28**	Distribution Agreement between B & E Juice Co. and Purple Beverage Company, Inc. dated March 26, 2008 (Incorporated by reference to Exhibit 10.28 to the July S-1/A No. 3).

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.1*	Press Release

* Filed herewith.

** Portions omitted pursuant to a request for confidential treatment.

SIGNATURES

In accorance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PURPLE BEVERAGE COMPANY, INC.

By: /s/ Theodore Farnsworth
August 14, 2008	Theodore Farnsworth
Chief Executive Officer

By: /s/ Michael Wallace
August 14, 2008	Michael Wallace
Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): September 3, 2008

PURPLE BEVERAGE COMPANY, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52450	01-0670370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 East Las Olas Blvd, Suite 830 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 462-8757

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Pursuant to the subscription agreement (the “Subscription Agreement”) effective December 12, 2007, between Purple Beverage Company, Inc. (the “Company”) and the holders named therein (the “Holders”), the Company issued to the Holders shares of the Company’s common stock, and granted to the Holders a common stock purchase warrant (the “2007 Warrant”) that entitled the Holders to purchase a certain number of the Company’s common stock (the “2007 Underlying Shares”) at an exercise price of $2.00 per share.

The Company has authorized amendments to the Subscription Agreement and the 2007 Warrants, subject to receipt of approvals required under the Subscription Agreement. Upon receipt by the Company of the requisite consents as set forth in the Subscription Agreement and acceptance by the Company, the Company will take certain steps which will reduce to $0.40 per share the effective purchase price for shares of the Company’s common stock purchased under the Subscription Agreement and by certain other purchasers who are entitled to similar anti-dilution and price protection as the Holders, will grant to all Holders of unexercised 2007 Warrants, newly-issued restricted shares of the Company’s common stock in an amount equal to 15% of the number of 2007 Underlying Shares into which unexercised 2007 Warrants are currently exercisable and thereupon all unexercised 2007 Warrants will be cancelled other than 2007 Warrants exercisable for 3,681,650 shares of common stock registered for resale with the SEC during August 2008, and permit the transfer and assignment of 3,681,650 2007 registered Warrants with a revised exercise price of $0.40 per share.

For a full description of the amendments and other agreements referred to herein reference is made to Exhibits 10.4 and 10.5 the terms of which are hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1*	Form of Subscription Agreement, dated as of December 12, 2007.*
10.2*	Form of Common Stock Purchase Warrant, dated as of December 12, 2007.*
10.3**	Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of April 2, 2008
10.4	Form of Amendment No. 2 to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc.
10.5	Form of Warrant Assignment Agreement

*	Previously filed as Exhibits 10.7 and 10.8, respectively to Current Report on Form 8-K/A filed December 17, 2007.
**	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed April 4, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PURPLE BEVERAGE COMPANY, INC.

Dated: September 3, 2008	By:	/s/ Theodore Farnsworth

Name: Theodore Farnsworth Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1*	Form of Subscription Agreement, dated as of December 12, 2007.*
10.2*	Form of Common Stock Purchase Warrant, dated as of December 12, 2007.*
10.3**	Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of April 2, 2008
10.4	Form of Amendment No. 2 to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc.
10.5	Form of Warrant Assignment Agreement

*	Previously filed as Exhibits 10.7 and 10.8, respectively to Current Report on Form 8-K/A filed December 17, 2007.
**	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed April 4, 2008

EXHIBIT 10.4

AMENDMENT NO. 2 TO SUBSCRIPTION AGREEMENT AND TO COMMON STOCK
PURCHASE WARRANT TO PURCHASE SHARES OF COMMON STOCK OF PURPLE BEVERAGE COMPANY, INC.

This Amendment to the Subscription Agreement and to Common Stock Purchase Warrant to purchase shares of common stock, par value $0.001 per share (the “Common Stock”) of Purple Beverage Company, Inc. (this “Amendment”), is effective as of September __, 2008, by Purple Beverage Company, Inc., a Nevada corporation (the “Company”), and the undersigned holder (the “Holder”). The Company and Holder are, together, the “Parties.”

RECITALS

WHEREAS, effective December 12, 2007, the Company and the Holder entered into that certain Subscription Agreement (the “Subscription Agreement”), pursuant to which the Company sold and issued to Holder certain Shares (as defined therein) and granted to Holder a Common Stock Purchase Warrant to purchase shares of Common Stock of the Company, which warrant was dated and issued as of December 12, 2007 (the “2007 Warrant”), and entitled Holder, upon exercise thereof in accordance with the terms contained therein, to purchase up to that number of shares of Common Stock specified therein (the “2007 Underlying Shares”) at an exercise price (the “Purchase Price” as defined in the 2007 Warrant) of $2.00 per share;

WHEREAS, the Company is seeking the consent of Holder and other purchasers who purchased Shares and 2007 Warrants under the Subscription Agreement which will permit the Company to seek to secure certain financing from the exercise of outstanding 2007 Warrants;

WHEREAS, the parties wish to amend certain terms contained in the Subscription Agreements and all of the 2007 Warrants, and is offering to reduce to $0.40 per share the effective purchase price for Shares purchased under the Subscription Agreements (and certain other shares purchased from the Company at $1.40 per share and at $1.25 per share) by issuance of additional shares of the Company to Holders at no cost, upon receipt of the required consents necessary to authorize this Amendment (the “Excepted Transaction Shares”);

WHEREAS, as a further inducement to consent to the requested actions by the Company, upon receipt of the required consents necessary to authorize this Amendment, the Company will: (i) adjust the exercise price of all unexercised 2007 Warrants to $0.40 per share; (ii) grant to the Holder of all 2007 Warrants, newly-issued restricted Common Stock (the “Restricted Stock”) in an amount equal to 15% of the number of 2007 Underlying Shares into which each unexercised 2007 Warrant is currently exercisable, and each unregistered 2007 Warrant shall thereupon be irrevocably forfeited and cancelled; and (iii) permit the transfer and assignment of registered 2007 Warrants with a revised exercise price of $0.40 per share;

NOW, THEREFORE, in consideration of the premises, the covenants made herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
AMENDMENTS

1.    Amendments to the Subscription Agreement.

1.1    Waiver of Certain Anti-dilution Protections. Notwithstanding anything to the contrary contained in the Subscription Agreement or the 2007 Warrants, none of the transactions contemplated by this Amendment, or the contemporaneous transfer, assignment or exercise of any 2007 Warrants, including without limitation, issuance of Excepted Transaction Shares, adjustment of the 2007 Warrant exercise price, forfeiture of 2007 Warrants, and issuance of Restricted Stock, shall result in the imposition or effectiveness of any anti-dilution protections, price protection, most favored nations protections or similar clauses, in favor of the Holder contained in the Subscription Agreement or 2007 Warrants, except as specifically provided in Article II hereof.

For the absence of doubt, the transactions contemplated herein shall constitute an “Excepted Issuance” as defined in the Subscription Agreement. Notwithstanding anything herein to the contrary, all anti-dilution protections, price protection and most favored nations protections or similar clauses shall continue in full force and effect following the date hereof and shall apply to any further issuances or transactions, other than as contemplated by this Amendment.

1.2    Waiver of Certain Offering Restrictions. Notwithstanding anything to the contrary contained in the Subscription Agreement or the 2007 Warrants, none of the transactions contemplated by this Amendment, including, without limitation, issuance of Excepted Transaction Shares, adjustment of the 2007 Warrant exercise price, forfeiture of 2007 Warrants, and issuance of Restricted Stock, including transfers and assignments of the registered 2007 Warrants, shall be deemed to be a violation of any of the offering or other restrictions imposed upon, or granted by, the Company and in favor of the Holder contained in the Subscription Agreement, including, without limitation, Section 9(r) of the Subscription Agreement.

1.3    Consent and Amendment of Warrant. The undersigned Holder (in each of the Holder’s capacity as Subscriber and as a Holder of 2007 Warrants for the purposes of such consent inasmuch as the separate consent is required for each of such purposes) hereby consents to the assignment of  2007 Warrants, the 2007 Underlying Shares of Common Stock of which have been registered for resale with the Securities and Exchange Commission, and all other transactions, amendments, modifications and waivers to the Subscription Agreement and 2007 Warrants as contemplated herein, and as follows:

(A)    The provisions of Section 4(o) of the Subscription Agreement and any and all references thereto in the 2007 Warrants, or any other document or agreement, as amended through the date hereof, are hereby deleted in their entirety solely with respect to any Restricted Stock, 2007 Warrants, as well as any similar or equivalent provisions relating to the Restricted Stock, 2007 Warrants, and the 2007 Underlying Shares and the provisions of such Section 4(o) shall be inapplicable to the Restricted Stock, 2007 Warrants and the 2007 Underlying Shares, which, unless such securities are registered, shall for all purposes be subject to the restrictions of Rule 144 under the Securities Act of 1933, as amended;

(B)    the Subscription Agreement and each and every lockup agreement is hereby amended solely to eliminate any and all restrictions on the transfer, sale, assignment, exercise, or disposition of any 2007 Warrants and/or any 2007 Underlying Shares assigned; and further transfers of such 2007 Warrants or 2007 Underlying Shares, and the undersigned covenants and agrees not to take any action seeking in any way to restrict assignee of such 2007 Warrants from exercise of the 2007 Warrants or sale of 2007 Underlying Shares or otherwise effectuating the intent and purposes of any assignment;

(C)    upon approval of the Board of Directors, the Company may authorize and undertake a reverse stock split in such ratio, number or amount as the Board of Directors reasonably determines is necessary or appropriate in connection with satisfying the original listing standards then in effect for any national securities exchange; and

(D)    Section 12(a) of the Subscription Agreement (including, without limitation, Section 3.4 of the 2007 Warrant) shall be amended by adding to the definition of “Excepted Issuance” the following:

“For the purposes hereof, an Excepted Issuance shall include: (i) securities issued (including any warrants or other convertible securities) in connection with any registered offering by the Company (including on a best efforts or underwritten basis); (ii) issuance of any options or shares of Common Stock as commitment or consultant fees, additional consideration, interest, exercise fee, commissions, redemption payment or otherwise in connection with any warrant exercises or bridge loans to the Company approved by the Board of Directors, up to a maximum of 2,500,000 shares; (iii) all 2007 Incentive Plan awards; and (iv) all issuances of Common Stock authorized by the Company the effect of which shall result in the effective purchase price per Share of Common Stock to the Company sold pursuant to each Subscriber as a result thereof equal to $0.40 per share of Common Stock acquired prior to the date of this Amendment, the cancellation and forfeiture of Warrants and issuance of Common Stock thereupon in an amount equal to 15% of the shares of Common Stock underlying such outstanding Warrants immediately prior to such cancellation and forfeiture and adjustment of the exercise price of unexercised Warrants not cancelled (i.e., the unexercised Warrants that have bee registered with the SEC) to $0.40 per share.”

2.    Conditions Precedent. As a condition precedent to the effectiveness of the Amendment and the transactions contemplated herein, the effectiveness of this Amendment and the transactions contemplated hereby shall require the Holders holding not less than 70% of the

Shares and 2007 Underlying Shares shall have signed this amendment to their respective Subscription Agreement and 2007 Warrant (the “Effective Date”).

3.    Market Standoff. In connection with this Amendment, each Holder agrees that in the event the Company sells securities pursuant to an underwritten registered offering, including on a best efforts basis by a placement agent, the Holder shall not effect any public sale of securities of the Company during a customary period of time requested by the managing underwriter of such offering.

ARTICLE 2
ANTI-DILUTION ADJUSTMENT

1.    2007 Warrants; Restricted Stock Issuance. On the Effective Date, the Company shall issue to all Holders of 2007 Warrants (registered and unregistered), newly-issued shares of restricted Common Stock in an amount equal to 15% of the number of 2007 Underlying Shares into which each unexercised 2007 Warrant forfeited shall be exercisable, and each 2007 Warrant (other than 2007 Warrants exercised or exercisable for registered 2007 Underlying Shares) shall be forfeited and cancelled and of no further force or effect.

2.    2007 Warrants; Registered Shares. On the Effective Date, the exercise price of all 2007 Warrants, the 2007 Underlying Shares of which have been registered with the SEC, shall be $0.40 per share and such 2007 Warrants shall be the only 2007 Warrants that shall remain outstanding.

3.    Anti-Dilution Shares. On the Effective Date, the Company shall issue to all Subscribers, all Holders who previously exercised 2007 Warrants, and all purchasers of shares of Common Stock at $1.40 per share prior to the date hereof, such number of additional shares of Common Stock as shall result in the effective purchase price per share of Common Stock to the Company equal $0.40 per share of Common Stock.

ARTICLE 3
MISCELLANEOUS PROVISIONS

1.    Re-affirmation of Representations and Warranties. If the Holder consents to this Amendment, then the Holder hereby currently re-affirms herein all of the representations and warranties made by the Holder in favor of the Company in the Subscription Agreement as if made as of the date of this Amendment and the Company hereby re-affirms herein all of the representations and warranties initially made by the Company in favor of the Holder in the Subscription Agreement as of the date of the Subscription Agreement.

2.    Miscellaneous Provisions.

2.1    No Further Amendments. Except as amended by this Amendment, the Subscription Agreement and the 2007 Warrant remain unmodified and in full force and effect. In the event of any inconsistency between the provisions of either the Subscription Agreement or the 2007 Warrant and the provisions of this Amendment, the provisions of this Amendment shall prevail. This Amendment may only be modified or amended by a written agreement executed by the Company, and consented to by Holder, with the same formalities and in the same manner as this Amendment.

2.2    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument. Facsimiles or portable document files transmitted by e-mail containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles or files.

2.3    Binding on Successors. This Amendment shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties.

2.4    Entire Agreement. Each of the Subscription Agreement and the 2007 Warrant, as amended by this Amendment, contains the entire understanding between the Parties and supersedes any prior written or oral agreements between them respecting the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between the Parties relating to the subject matter hereof that are not fully expressed herein.

IN WITNESS WHEREOF, the Parties hereto have executed or have caused a duly authorized officer to execute this Amendment all effective as of the day and year first above written.

PURPLE BEVERAGE COMPANY, INC.

By: ___________________________________________________
Theodore Farnsworth, Chief Executive Officer

HOLDER:

I hereby consent to the amendments set forth herein:

________________________________________________	September __, 2008
Name:
Title:

EXHIBIT 10.5

WARRANT ASSIGNMENT AGREEMENT

This Warrant Assignment Agreement (this “Assignment”) is made and entered into as of the ___ day of September 2008 (the “Effective Date”), by and between ________________ (the “Assignor”) and _______________ (the “Assignee”).

RECITALS:

WHEREAS, the Assignor is the owner of certain warrants (the “Warrants”) to purchase shares of common stock, par value $0.001 per share (the “Stock”), issued by Purple Beverage Company, Inc., a Nevada corporation (“Company”) as set forth on Exhibit A annexed hereto, at an initial exercise price of $2.00 per share, issued in connection with Assignor’s purchase of Common Stock and Warrants during December 2007 pursuant to a Subscription Agreement by and between Assignor and Company (the “Subscription Agreement”);

WHEREAS, Company has registered for resale 3,681,650 shares of Stock underlying the Warrants under the Securities Act of 1933, as amended, and Assignee desires to acquire up to such number of registered shares in one or more closings;

WHEREAS, the Company has amended the Warrants to (i) reduce the exercise price of all unexercised Warrants to $0.40 per share, (ii) grant to the Assignor of the Warrants, newly-issued restricted shares of the Company’s Stock in an amount equal to 15% of the amount of Stock into which each unexercised Warrant is currently exercisable, (iii) permit the transfer and assignment of registered Warrants with the reduced exercise price of $0.40 per share, and (iv) and has consented to the other transactions contemplated hereby, subject to the terms and conditions hereof;

WHEREAS, the Assignor acknowledges and agrees that it is in Assignor’s interest that the Company seek to obtain financing from the exercise of the Warrants and that Assignor has been offered the opportunity to exercise the Warrants owned by Assignor and determined to effectuate this transfer and assignment and that the exercise of Warrants provides a benefit to Assignor by providing additional capital to the Company, and that such is additional consideration for the assignment, and therefore Assignor has elected to and desires to sell, transfer, assign and convey the Warrants to the Assignee and Assignee desires to exercise such Warrants for cash contemporaneously or following such assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Assignment hereby agree as follows:

1.
Assignment of Interest. In consideration of the payment of the Assignment Price to Assignor, Assignor hereby sells, transfers, assigns and conveys to the Assignee, as of the Effective Date, all of Assignor’s right, title and interest in and to the Warrants, free and clear of all liens, encumbrances, security interests, claims or options and hereby irrevocably constitutes and appoints the officers of the Company as Assignor’s attorney-in-fact to transfer the Warrants as well as underlying Stock upon exercise of the Warrants on the books and transfer records of the Company. Assignor and Assignee agree that neither party is making any representation or warranty to the other, except as expressly set forth in this Agreement.

2.
Acceptance. The Assignee hereby accepts the assignment of the Warrants and expressly assumes and promises to perform all obligations of Assignor under the Warrants. Assignee represents and warrants it is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

3.	Assignment Price. The Assignment Price of the Assignment hereunder shall be $0.01 per share.

4.
Exercise. Assignee agrees to exercise the Warrant in such amount as shall be set forth in duly executed warrant exercise forms approved for such purpose in the form approved by the Company and attached to the form of Warrant as Exhibit A thereto, and agrees to transmit the warrant exercise price (number of shares set forth in Exhibit A multiplied by $0.40 per share) to the following within two (2) business days of the date of such exercise:

Receiving Bank
ABA Wire # 063 000 021
Wachovia Bank
350 East Las Olas Blvd, Suite 1800
Ft Lauderdale, FL 33301
(T) 954-765-3920

Beneficiary
Account # 200 003 459 5990
Purple Beverage Company, Inc
450 East Las Olas Blvd, Suite 830
Ft Lauderdale, FL 33301
(T) 954-462-8382

Assignee shall deliver to Company an exercise notice in the form approved by the Company and attached to the form of Warrant as Exhibit A thereto.

5.
Condition Precedent. A condition precedent to the Assignment of the Warrant to the Assignee and the issuance of new warrants to Assignor and Assignee shall be Company’s receipt of the consent of the holders of Warrants and Shares (as defined in the Subscription Agreement) including underlying unexercised Warrants, sufficient to authorize the transactions contemplated hereby (including as set forth in paragraph 6 hereof) and thereupon the Assignment shall become effective.

6.
Consent and Amendment of Warrant. By their execution below, Company, Assignor (in Assignor’s capacity as Warrant holder with respect to the Warrants and in Assignor’s capacity as owner of Shares as defined in and purchased pursuant to the Subscription Agreement) and Assignee hereby consent to the Assignment of the Warrants provided herein, and all other transactions, amendments, modifications and waivers to the Warrants as contemplated herein, such consent to be effective upon the receipt of the written consent in accordance with Section 13(b) and 13 (h) of the Subscription Agreement for the Shares and

the Warrants which shall constitute an amendment to the Subscription Agreement and all documents and agreements related thereto.

7.	Listing Application. Company agrees it shall use its best efforts to submit an AMEX listing application (or other national exchange as determined by the Board of Directors) prior to January 30, 2009.

8.
Future Cooperation. Company, Assignor and Assignee mutually agree to cooperate at all times from and after the date hereof with respect to any of the matters described herein, and to execute any further agreements or documents as may be reasonably requested by the other party for the purpose of giving effect to, evidencing or giving notice of the transaction evidenced by this Assignment.

9.	Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same Assignment.

10.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws. Any action brought by any party to this Agreement against any other party concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing Party shall be entitled to recover from the other Party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of the Effective Date.

ASSIGNOR:

By:  _____________________________
Name:
Title:

ASSIGNEE:

By:  _____________________________
Name:
Title:

AGREED AND ACCEPTED:

COMPANY

By:  _____________________________
Name:
Title:

EXHIBIT A

REGISTERED WARRANTS OWNED            ______________________________

REGISTERED WARRANTS ASSIGNED          ______________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): July 16, 2008

PURPLE BEVERAGE COMPANY, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52450	01-0670370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 East Las Olas Blvd, Suite 830 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 462-8757

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Barry Honig Promissory Note

On September 5, 2008, we issued a Promissory Note in favor of Barry Honig (the “Honig Note”) in the principal amount of $250,000. The Honig Note bears interest on the unpaid principal balance at a rate of 5% per annum. All principal and accrued interest on the Honig Note is due and payable on the sooner of October 24, 2008, or within five days of our receipt of funds in excess $250,000. If we default on the Honig Note, we will be obligated to pay interest on amounts past due at the rate of 18% per annum.

Chelsea Development International LTD Promissory Notes

On August 8, 2008, we issued a Promissory Note in favor of Chelsea Development International LTD (the “Chelsea Note 1”) in the principal amount of $250,000. The Chelsea Note 1 bears interest on the unpaid principal balance at a rate of 8% per annum. All principal and accrued interest on the Chelsea Note 1 was due and payable on or prior to September 7, 2008.

On August 27, 2008, we issued a Promissory Note in favor of Chelsea Development International LTD (the “Chelsea Note 2”) in the principal amount of $250,000. The Chelsea Note 2 bears interest on the unpaid principal balance at a rate of 8% per annum. All principal and accrued interest on the Chelsea Note 2 is due and payable on or prior to September 26, 2008.

GS Holding LLC Promissory Note

On August 22, 2008, we issued a Promissory Note in favor of GS Holding LLC (the “GS Holding Note”) in the principal amount of $100,000. The GS Holding Note bears interest on the unpaid principal balance of 11% per annum. We are obligated to repay the GS Holding Note in monthly payments, with the first payment on September 22, 2008 and the final payment on June 22, 2009.

Michael Wallace Promissory Note

On August 14, 2008, we issued a Promissory Note in favor of Michael Wallace, our chief financial officer, (the “Wallace Note”) in the principal amount of $45,000. The Wallace Note bore interest on the unpaid principal balance at a rate of 2.54 % per annum. All principal and accrued interest on the Wallace Note was payable on demand. We repaid the Wallace Note on September 5, 2008.

Jay-2 Subscription Agreement

In addition, on July 16, 2008, we entered into a subscription agreement (the “Jay-2 Subscription Agreement”) with Jay-2 Investments, LLC (“Jay-2”) whereby Jay-2 subscribed to purchase our securities consisting of (a) a promissory note in the amount of $1,000,000 (the “Jay-2 Note”), (b) 200,000 shares (the “Jay-2 Shares”) of the our $0.001 par value common stock, and (c) a two-year warrant (the “A Warrant”) to purchase 200,000 shares of our common stock at an exercise price of $2.00 per share, all for an aggregate subscription price of $1,000,000. The J-2 Shares were valued at the 10-trading-day volume weighted average price, with the final such trading day being the day preceding the execution of the Jay-2 Subscription Agreement (but in no event valued at less than $2.00 per share.)

The foregoing is not a complete summary of the terms of the material agreements described in this Item 1.01, and reference is made to the complete text of all material agreements attached hereto as Exhibits 10.1-10.8.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	$250,000 Promissory Note to Barry Honig, dated September 5, 2008
10.2 10.3	$250,000 Promissory Note to Chelsea Development International LTD, dated August 8, 2008 $250,000 Promissory Note to Chelsea Development International LTD, dated August 27, 2008
10.4	$100,000 Promissory Note to GS Holding LLC, dated August 22, 2008
10.5	Subscription Agreement between Purple Beverage Company, Inc. and Jay-2 Investments, LLC, dated July 16, 2008
10.6	$1,000,000 Promissory Note to Jay-2 Investments, LLC, dated July 16, 2008
10.7	Class A Common Stock Purchase Warrant, dated July 16, 2008
10.8	$45,000 Promissory Note to Michael Wallace , dated August 14, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Purple Beverage Company, Inc.

Dated: September 9, 2008	By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth
Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	$250,000 Promissory Note to Barry Honig, dated September 5, 2008
10.2 10.3	$250,000 Promissory Note to Chelsea Development International LTD, dated August 8, 2008 $250,000 Promissory Note to Chelsea Development International LTD, dated August 27, 2008
10.4	$100,000 Promissory Note to GS Holding LLC, dated August 22, 2008
10.5	Subscription Agreement between Purple Beverage Company, Inc. and Jay-2 Investments, LLC, dated July 16, 2008
10.6	$1,000,000 Promissory Note to Jay-2 Investments, LLC, dated July 16, 2008
10.7	Class A Common Stock Purchase Warrant, dated July 16, 2008
10.8	$45,000 Promissory Note to Michael Wallace , dated August 14, 2008

PROMISSORY NOTE

$250,000.00	September 5, 2008

FOR VALUE RECEIVED, the undersigned, PURPLE BEVERAGE COMPANY, INC., a Nevada corporation (“Debtor”), promises to pay to the order of Barry Honig., or its successors or assigns (“Lender”), on the sooner of October 24, 2008, or within five days of receipt by the Debtor of funds in excess of Two Hundred and Fifty Thousand Dollars and no cents (“Maturity Date”) at 551 Fifth Avenue, Suite 1601, New York, New York 10176, or at such other place as the Lender may designate from time to time in writing to the Debtor, in lawful money of the United States of America, the principal Sum of Two Hundred and Fifty Thousand Dollars and no cents ($250,000.00), together with interest on the unpaid principal balance of this Note from the date hereof until paid at five percent (5%) per annum. In the event of Debtor’s default hereunder, interest on amounts past due pursuant to this Note shall be paid at a rate of eighteen percent (18%) per annum. Interest shall be computed on the basis of a 360-day year.

On or prior to October 3, 2008 Debtor shall use its best efforts to prepare and shall file with the Securities and Exchange Commission a registration statement with the SEC for a primary offering of not less than 24 million newly-issued registered shares of common stock of Debtor, plus 2.5 million shares for third party resale, and shall file an original listing application with a national securities exchange, and shall authorize a reverse stock split, such registration statement to be declared effective and the common stock listed (including any reverse split) on or prior to the Maturity Date, unless extended by the Lender, failure to take any such action shall constitute a default under this Note. The obligations of this paragraph shall survive repayment of the Note.

The delay or failure to exercise any right hereunder shall not waive such right. The undersigned hereby waives demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, any and all delays or lack of diligence in collection hereof and assents to each and every extension or postponement of the time of payment or other indulgence.

In the event of default hereunder such that this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, Debtor agrees to pay reasonable attorney’s fees and expenses of collection.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Exclusive jurisdiction relating to this Note shall vest in courts located in New York State.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note the date and year first above written.

PURPLE BEVERAGE COMPANY , INC.

By:	/s/ Michael W. Wallace
Name: Michael W. Wallace
Title: EVP and CFO
:
ATTEST:

/s/ Theodore Farnsworth

UNSECURED PROMISSORY NOTE

$250,000.00	Ft. Lauderdale, Florida
August 8, 2008

Purple Beverage Company, Inc., a Nevada corporation (“Maker”). hereby promises to pay to the order of Chelsea Development International LTD. (“Lender”), in lawful money of the United States of America, the lesser of Two Hundred Fifty Thousand Dollars ($250,000.00) or the principal balance outstanding under this Unsecured Promissory Note, together with accrued and unpaid interest thereon, if any, at the rate or rates set forth below (“Balance Due”), on or before thirty (30) days from the date hereof.

The unpaid principal amount of this Unsecured Promissory Note shall bear interest at a rate of 8.0% until the date on which this Unsecured Promissory Note has been paid in full. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Unsecured Promissory Note.

This Unsecured Promissory Note may be prepaid in whole or in part at any time, without premium or penalty or notice.

This Unsecured Promissory Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Florida, without regard to principles of conflict of laws.

This Unsecured Promissory Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Unsecured Promissory Note shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Lender and his permitted successors. endorsees and assigns. This Unsecured Promissory Note shall not be transferred without the express written consent of Lender, provided that if Lender consents to any such transfer or if notwithstanding the foregoing such a transfer occurs, then the provisions of this Unsecured Promissory Note shall be binding upon any successor to Maker and shall inure to the benefit of and be extended to any holder thereof.

PURPLE BEVERAGE COMPANY, INC. a Nevada corporation

By:	/s/ Theodore Farnsworth
Theodore Farnsworth,
its Chief Executive Officer

UNSECURED PROMISSORY NOTE

$250,000.00	Ft. Lauderdale, Florida
August 27, 2008

Purple Beverage Company, Inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of Chelsea Development International LTD. (‘Lender”), in lawful money of the United States of America, the lesser of Two Hundred Fifty Thousand Dollars ($250,000.00) or the principal balance outstanding under this Unsecured Promissory Note, together with accrued and unpaid interest thereon, if any, at the rate or rates set forth below (‘Balance Due”), on or before thirty (30) days from the date hereof.

The unpaid principal amount of this Unsecured Promissory Note shall bear interest at a rate of 8.0% until the date on which this Unsecured Promissory Note has been paid in full. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Unsecured Promissory Note.

This Unsecured Promissory Note may be prepaid in whole or in part at any time, without premium or penalty or notice.

This Unsecured Promissory Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Florida, without regard to principles of conflict of laws.

This Unsecured Promissory Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Unsecured Promissory Note shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Lender and his permitted successors, endorsees and assigns. This Unsecured Promissory Note shall not be transferred without the express written consent of Lender, provided that if Lender consents to any such transfer or if notwithstanding the foregoing such a transfer occurs, then the provisions of this Unsecured Promissory Note shall be binding upon any successor to Maker and shall inure to the benefit of and be extended to any holder thereof.

PURPLE BEVERAGE COMPANY, INC.
a Nevada corporation

By:	/s/ Theodore Farnsworth
Theodore Farnsworth
its Chief Executive Officer

UNSECURED PROMISSORY NOTE

$100,000.00	Ft. Lauderdale, Florida
August 22, 2008

Purple Beverage Company, Inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of GS Holding LLC, an individual or order (“Lender”), in lawful money of the United States of America, the lesser of One Hundred Thousand Dollars ($100,000.00) or the principal balance outstanding under this Unsecured Promissory Note, together with accrued and unpaid interest thereon, if any, at the rate or rates set forth below.

The unpaid principal amount of this Unsecured Promissory Note shall bear interest at a rate of 11% until the date on which this Unsecured Promissory Note has been paid in full. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Unsecured Promissory Note.

This Unsecured Promissory Note shall be paid in accordance with the schedule attached (Exhibit A) and may be prepaid in whole or in part at any time, without premium or penalty or notice.

This Unsecured Promissory Note is being delivered in, is intended to be performed in. shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Florida. without regard to principles of conflict of laws.

This Unsecured Promissory Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Unsecured Promissory Note shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Lender and his permitted successors, endorsees and assigns. This Unsecured Promissory Note shall not be transferred without the express written consent of Lender, provided that if Lender consents to any such transfer or ii notwithstanding the foregoing such a transfer occurs, then the provisions of this Unsecured Promissory’ Note shall be binding upon any successor to Maker and shall inure to the benefit of and be extended to any holder thereof.

PURPLE BEVERAGE COMPANY, INC.
a Nevada corporation

By:	/s/ Theodore Farnsworth
Theodore Farnsworth, Chief Executive Officer

Exhibit A

Purple Beverage Company
Debt Amortization Schedule
GS Holding LLC

Inception	8/22/2008
Principal	$ 100,000
Interest Rate	11%

	Payment	Interest	Principal	Balance

8/22/08				$100,000
9/22/08	$11,000	934	$10,066	$89,934
10/22/08	$11,000	813	$10,187	$79,747
11/22/08	$11,000	745	$10,255	$69,492
12/22/08	$11,000	628	$10,372	$59,121
1/22/09	$11,000	552	$10,448	$48,672
2/22/09	$11,000	455	$10,545	$38,128
3/22/09	$11,000	322	$10,678	$27,449
4/22/09	$11,000	256	$10,744	$16,706
5/22/09	$11,000	151	$10,849	$5,857
6/22/09	$5,912	55	$5,857	$(0)

Totals	$104,912	$4,912	$100,000	$(0)

PURPLE BEVERAGE COMPANY, INC.

SUBSCRIPTION AGREEMENT

Purple Beverage Company, Inc. 450 E.
Las Olas Blvd., Suite 830 Ft.
Lauderdale, Florida 33301
Attn: Theodore Farnsworth, CEO

Dear Mr. Farnsworth:

The undersigned, Jay-2 Investments, LLC, a California limited liability company, hereby subscribes to purchase the securities (the “Securities”) of Purple Beverage Company, Inc., a Nevada corporation (the “Company”), consisting of a promissory note in the face amount of $1,000,000 (the “Note”), in the form attached hereto as Exhibit A; not less than 200,000 shares (the “Shares”) of the Company’s $.001 par value Common Stock (“Common Stock”); a two-year warrant, in the form attached hereto as Exhibit B (the “A Warrant”), to purchase up to 200,000 shares of the Company’s Common Stock (the number of shares of the Company’s Common Stock underlying the A Warrant to be calculated on a pro rata basis as determined by the face amount of the Note) at an exercise price of $2.00 per underlying share (the “Initial Warrant Exercise Price”), in accordance with this agreement. This subscription may be rejected in whole or in part by the Company, in its sole and absolute discretion for any cause or for no cause.

If, between the date that the undersigned has completed the subscription procedures as set forth in this Subscription Agreement and the date on which such subscription is accepted by the Company pursuant to section 5, below, the Company subdivides or combines its issued and outstanding shares, the number of Shares set forth here and above, the number of shares represented by the A Warrant, and the Initial Warrant Exercise Price shall be proportionately adjusted. Any questions regarding this document or the investment described herein should be directed to Theodore Farnsworth, Chief Executive Officer, Purple Beverage Company, Inc., 450 E. Las Olas Blvd., Suite 830, Ft. Lauderdale, Florida 33301; telephone: (877) 347-3836 X 210, fax: (954) 462-8758; e-mail: tfarnsworth@drinkpurple.com.

1. Purchase. Subject to the terms and conditions hereof, the undersigned hereby irrevocably agrees to purchase the Securities, consisting of (a) the Note with an initial face amount of $1,000,000; (b) that number of Shares set forth on the Signature Page (such Shares valued at the 10-trading-day Volume Weighted Average Price, with the final such trading day being the trading day immediately preceding the execution of this Subscription Agreement by the undersigned, but in no event, valued at less than $2.00 per Share); and (c) an A Warrant to purchase up to 200,000 shares of Common Stock, for an aggregate subscription price of $1,000,000, and tenders such purchase price by means of a check (cashiers, certified, or personal), money order, or wire transfer made payable to: “Purple Beverage Company, Inc.” The wire transfer instructions are:

Wachovia Bank
350 East Las Olas Blvd., Suite 830
Fort Lauderdale, FL 33301
954-462-8382

Name: Purple Beverage Company, Inc.
Routing#: 067 006 432
Account#: 200 003 459 5990

2. Representations and Warranties of the Purchaser. The undersigned hereby makes the following representations and warranties to the Company, and the undersigned agrees to indemnify, hold harmless, and pay all causes of action, lawsuits, debts, controversies, damages, claims, demands and judgments (including litigation expenses and reasonable attorneys’ fees) up to an amount not to exceed $1,000,000 and the net proceeds from the sale of the Shares and Common Stock issuable upon exercise of the A Warrants, incurred by the Company, and its past and present officers, directors, employees, agents, successors and assigns, whether or not under federal or state securities laws, arising out of or in connection with the undersigned’s misrepresentation or breach of any of the representations and warranties set forth herein, including, without limitation,

(a)
The undersigned is the sole and true party in interest and is not purchasing the Securities for the benefit of any other person and has not granted any other person any right or option or any participation or beneficial interest in any of the Securities;

(b)
The undersigned confirms receipt and careful review of all written material provided by, or on behalf of, the Company in respect of its business and prospects, and all information provided by the Company to its stockholders and the undersigned in respect of its business and prospects, including all attachments and exhibits thereto The undersigned understands that all books, records, and documents of the Company relating to this investment have been and remain available for inspection by the undersigned upon reasonable notice. The undersigned confirms that all documents requested by the undersigned have been made available, and that the undersigned has been supplied with all of the additional information concerning this investment that has been requested. The undersigned confirms that it has obtained sufficient information, in its judgment or that of its independent purchaser representative, if any, to evaluate the merits and risks of this investment. The undersigned confirms that it has had the opportunity to obtain such independent legal and tax advice and financial planning services as the undersigned has deemed appropriate prior to making a decision to subscribe for the Securities. In making a decision to purchase the Securities, the undersigned has relied exclusively upon its experience and judgment, or that of its purchaser representative, if any, upon such independent investigations as it, or they, deemed appropriate, and upon information provided by the Company in writing or found in the books, records, or documents of the Company and available at the EDGAR website of the Securities and Exchange Commission (the “SEC”);

(c)
In evaluating the suitability of this investment the undersigned has not relied upon any representations or other information (whether oral or written), other than that furnished to the undersigned by the Company or its representatives or available at the EDGAR website of the SEC. The undersigned acknowledges and represents that no representations or warranties have been made to the undersigned by the Company or its directors, officers or any agents or representatives with respect to the business of the Company, the financial condition of the Company and/or the economic, tax or any other aspect or consequence of the purchase of the Securities and the undersigned has not relied upon any information concerning the Company, written or oral, other than supplied to the undersigned by the Company or available at the EDGAR website of the SEC;

(d)
The undersigned has such knowledge and experience in financial and business matters that the undersigned is capable of an evaluation of the merits and risks of the undersigned’s investment in the Securities;

(e)
THE UNDERSIGNED IS AWARE THAT AN INVESTMENT IN THE COMPANY IS HIGHLY SPECULATIVE AND SUBJECT TO SUBSTANTIAL RISKS. The undersigned is capable of bearing the high degree of economic risk and burdens of this venture, including, but not limited to, the possibility of a complete loss, the lack of a sustained and orderly public market, and limited transferability of the Securities, which may make the liquidation of this investment impossible for the indefinite future. The undersigned has the financial ability to bear the economic risks of its investment, has adequate means of providing for its current needs and personal contingencies, and has no need for liquidity in this investment. The undersigned’s commitment to investments that are not readily marketable is not disproportionate to its net worth, and this investment will not cause such overall commitment to become excessive;

(f)
The offer to sell the Securities was directly communicated to the undersigned by such a manner that the undersigned, or his purchaser representative, if any, was able to ask questions of and receive answers from the Company or a person acting on its behalf concerning the terms and conditions of this transaction. At no time, except in connection and concurrently with such communicated offer, was the undersigned presented with or solicited by or through any leaflet, public promotional meeting, television advertisement, or any other form of general advertising;

(g)
The Securities are being acquired solely for the undersigned’s own account for investment, and are not being purchased with a view towards resale, distribution, subdivision, or fractionalization thereof;

(h)
The undersigned understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, in reliance upon exemptions from regulation for non-public offerings. The undersigned understands that the Securities or any interest therein may not be, and agrees that the Securities or any interest therein will not be, resold or otherwise disposed of by the undersigned unless the Securities are subsequently registered under the Securities Act and under appropriate state securities laws or unless the Company receives an opinion of counsel satisfactory to it that an exemption from registration is available

(i)	The undersigned has been informed of and understands the following.

(1)	There are substantial restrictions on the transferability of the Securities;

(2)	No federal or state agency has made any finding or determination as to the fairness for public investment, nor any recommendation nor endorsement, of the Securities;

(j)
None of the following information has ever been represented, guaranteed, or warranted to the undersigned, expressly or by implication by any broker, the Company, or agent or employee of the foregoing, or by any other person:

(1)	The approximate or exact length of time that the undersigned will be required to remain a holder of the Securities;

(2)	The amount of consideration, profit, or loss to be realized, if any, as a result of an investment in the Company;

(3)
That the past performance or experience of the Company; its officers, directors, associates, agents, affiliates, or employees; or any other person will in any way indicate or predict economic results in connection with the plan of operations of the Company or the return on the investment;

(k)	The undersigned has not distributed any information relating to this investment to anyone other than its members representative, and legal, tax and financial advisors, if any;

(l)
The undersigned hereby agrees to indemnify the Company and to hold it harmless from and against any and all liability, damage, cost, or expense, including its attorneys’ fees and costs, up to an amount not to exceed $1,000,000 and the net proceeds from the sale of the Shares and Common Stock issuable upon exercise of the A Warrants, incurred on account of or arising out of.

(1)	Any material inaccuracy in the declarations, representations, and warranties hereinabove set forth;

(2)	The disposition of the Securities or any part thereof by the undersigned, contrary to the foregoing declarations, representations, and warranties;

(3)	Any action, suit, or proceeding based upon:

(i)	the claim that said declarations, representations, or warranties were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company; or

(ii)	the disposition of the Securities or any part thereof.

The foregoing representations, warranties, agreements, undertakings and acknowledgements are made by the undersigned with the intent that they be relied upon in determining the undersigned’s suitability as a purchaser of the Securities. In addition, the undersigned agrees to notify the Company immediately of any change in any representation, warranty or other information that occurs prior to the issue date of the Securities.

3. Transferability. Prior to the issue date of the Securities, the undersigned agrees not to transfer or assign the obligations or duties contained in this Subscription Agreement or any of the undersigned’s interest in this Subscription Agreement except to a subsidiary or affiliate of the undersigned.

4. Accredited Investor; Off-Shore Transaction; Not a U.S. Person. The undersigned is an “accredited investor,” as that term is defined in Rule 501(c) of Regulation D promulgated under the Securities Act.

5. Acknowledgements, Understandings, and Agreements of the Purchaser. The undersigned acknowledges, understands, and agrees that

(a)	The Company reserves the right to reject all, but not less than all of this subscription in its sole and absolute discretion for any cause or for no cause;

(b)
The undersigned will be promptly notified by the Company whether this subscription has been accepted, and if not accepted in whole, the Company will promptly pay and the undersigned agrees to accept the return of all of the funds tendered to the Company as a refund or a return, and in either case without interest thereon or deduction therefrom;

(c)	The Securities shall be deemed issued and owned by the undersigned upon the Company’s receipt of the purchase price therefor and its acceptance thereof;

(d)
The Securities (and their component parts) have not been registered under the Securities Act or any other applicable securities laws, by reason of their issuance in a transaction that does not require registration thereunder (based in part on the accuracy of the representations and warranties of the undersigned contained herein), and that the Securities must be held indefinitely unless a subsequent disposition is registered as required or is exempt from such registration;

(e)
The SEC currently takes the position that coverage of short sales of shares of the Company’s Common Stock “against the box” prior to the effective date of a Registration Statement registering the re-sale of the Shares is a violation of Section 5 of the Securities Act, as set forth in Item 65, Section 5 under Section A of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance of the SEC; and

(f)	The undersigned shall not use any of the Shares to cover any short sales made prior to the effective date of such registration statement

6. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

(a)
Due Incorporation. The Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power to own its properties and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. For purposes hereof, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, prospects, properties, or business of the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 30% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity. As of the date hereof, the Company does not have any Subsidiaries.

(b)	Outstanding Stock. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c)
Authority; Enforceability. This Agreement, the Note, the Shares, the A Warrant, and all other agreements delivered together with this Agreement or in connection herewith to which the Company is a party (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Company and are valid and binding agreements of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The Company has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(d)
Capitalization and Additional Issuances. The authorized and outstanding capital stock of the Company and Subsidiaries as of the date of this Agreement is set forth in the Company’s Registration Statement on Form S-1, Pre-Effective Amendment No. 2 (the “S-1”), as filed with the SEC on July 2, 2008. Subject to a standard threshold of materiality, there are no outstanding agreements or preemptive or similar rights affecting the Common Stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any shares of Common Stock or equity of the Company or Subsidiaries or other equity interest in the Company or Subsidiaries except as described therein.

(e)
Consents. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, Subsidiaries or any of their Affiliates, the OTC Bulletin Board (“OTCBB”) or the Company’s shareholders is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities and the shares of Common Stock issuable upon exercise of the A Warrants (“Warrant Shares”). The Transaction Documents and the Company’s performance of its obligations thereunder have been approved by the Company’s Board of Directors.

(f)
No Violation or Conflict. Assuming the representations and warranties of the undersigned and the acknowledgements, understandings, and agreements of the undersigned contained herein are true and correct, neither the issuance and sale of the Securities and Warrant Shares nor the performance of the Company’s obligations under the Transaction Documents by the Company will:

(i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles of incorporation or bylaws of the Company, (B) to the Company’s knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company, (C) the terms of any bond, debenture, note, or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust, or other instrument to which the Company is a party, by which the Company is bound, or to which any property of the Company is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or other agreement to which the Company, or any of its Affiliates is a party or obligor, except the violation, conflict, breach, or default of which would not have a Material Adverse Effect or

(ii) result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Company except as described herein; or

(iii) result in the acceleration of the due date of any obligation of the Company; or

(iv) will result in the triggering of any piggy-back registration rights, ratchet, anti-dilution, price reset or similar rights of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(g)	The Securities. The Securities upon issuance:

(i) are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the Securities Act and any applicable state securities laws;

(ii) have been, or will be, duly and validly authorized and on the date of issuance of the Shares and Warrant Shares, such Shares and Warrant Shares will be duly and validly issued, fully paid and non-assessable and if registered pursuant to the Securities Act and resold pursuant to an effective registration statement will be free trading and unrestricted;

(iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company; and

(iv) will not subject the holders thereof to personal liability by reason of solely being such holders.

(h) Litigation. There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, that would affect the execution by the Company or the performance by the Company of its obligations under the Transaction Documents. There is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, which litigation, if adversely determined, would have a Material Adverse Effect

(i)
No Market Manipulation. The Company has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities or Warrant Shares or affect the price at which the Securities or Warrant Shares may be issued or resold.

(j)
Information Concerning Company. Since the dates of the most recent financial statements included in the S-1, there has been no Material Adverse Event relating to the Company’s business, financial condition or affairs not disclosed therein. The S-1, including the exhibits and financial statements included therewith, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole, not misleading in light of the circumstances when made.

(k)
Stop Transfer. The Company will not issue any stop transfer order or other order impeding the sale, resale, or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the undersigned.

(l)
Defaults. The Company is not in violation of its articles of incorporation or bylaws. The Company is not in (i) default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition, or similar matters, or (iii) violation of any statute, rule, or regulation of any governmental authority which violation would have a Material Adverse Effect.

(m)
No General Solicitation. The Company, and to its knowledge, no person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

(n)
No Undisclosed Liabilities. The Company has no liabilities or obligations which are material, individually or in the aggregate, other than those incurred in the ordinary course of the Company business since the date of the most recent audited financial statements of the Company contained in the S-1, and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect

(o)
No Undisclosed Events or Circumstances. Since the date of the most recent audited financial statements of the Company contained in the S-1, no event or circumstance has occurred or exists with respect to the Company or its business, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to fourteen days after the date hereof by the Company but which has not been so publicly announced or disclosed in the S-1.

(p)
Dilution. The Company’s executive officers and director understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities and Warrant Shares will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company. The board of directors of the Company has concluded, in its good faith business judgment, that the issuance of the Securities is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Warrant Shares upon exercise of the A Warrant is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company or parties entitled to receive equity of the Company.

(q)
No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise between the Company and the accountants and lawyers presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the Closing Date.

(r)	Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(s)
Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(t)
Reporting Company. The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and has a class of Common Stock registered pursuant to Section 12(g) of the 1934 Act. Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the SEC during the preceding twelve months.

(u)
Quotation. The Company’s Common Stock is quoted on the OTCBB under the symbol PPBV. The Company has not received any oral or written notice that its Common Stock is not eligible nor will become ineligible for continued quotation on the OTCBB nor that it does not meet all requirements for the continuation of such listing. The Company satisfies all of its requirements for the continued quotation of its Common Stock on the OTCBB.

(v)	DTC Status. The Company’s transfer agent is a participant in, and the Common Stock is eligible for transfer pursuant to, the Depository Trust Company Automated Securities Transfer Program.

(w)
Company Predecessor and Subsidiaries. All representations made by or relating to the Company of a historical or prospective nature and all undertakings contained herein shall, if applicable, relate, apply, and refer to the Company and the Subsidiaries and their respective predecessors.

(x)
Solvency. Based on the financial condition of the Company as of June 30, 2008 after giving effect to the receipt by the Company of the purchase price of the Securities, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; and (ii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. To the best knowledge of the Company, no event has occurred that would make the foregoing representations inaccurate as of the date this Subscription Agreement is accepted by the Company. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(y)
Correctness of Representations. The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the undersigned prior to the date the Securities are delivered to the undersigned, shall be true and correct in all material respects as such date; provided, that, if such representation or warranty is made as of a different date in which case such representation or warranty shall be true as of such date.

(z)	Survival. The foregoing representations and warranties shall survive the date on which the undersigned’s subscription has been accepted by the Company.

7. Covenants of the Company. The Company covenants and agrees with the undersigned as follows:

(a)
Stop Orders. The Company will advise the undersigned, within 24 hours after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority, of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

(b)
Listing/Quotation. The Company shall promptly secure the quotation or listing of the Shares and Warrant Shares upon each national securities exchange, or automated quotation system upon which they are or become eligible for quotation or listing (subject to official notice of issuance) and shall maintain same so long as the A Warrant is outstanding. The Company will maintain the quotation or listing of its Common Stock on the OTCBB, American Stock Exchange, National Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock (the “Principal Market”), and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable. The Company will provide the undersigned copies of all notices it receives notifying the Company of the threatened and actual delisting of the Common Stock from any Principal Market. As of the date of on which the Company has accepted the undersigned’s subscription, the OTCBB is the Principal Market

(c)
Market Regulations. The Company shall notify the SEC, the Principal Market, and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the undersigned and promptly provide copies thereof to the undersigned.

(d)
Filing Requirements. From the date of this Subscription Agreement and until three (3) years thereafter (unless the Shares and the Warrant Shares have been resold or transferred by the undersigned pursuant to a registration statement, if any, or pursuant to Rule 144, [the date of occurrence of the second such event being the “End Date”]), the Company will (A) cause its Common Stock to be registered under Section 12(b) or 12(g) of the 1934 Act, (B) comply in all respects with its reporting and filing obligations under the 1934 Act, and (C) voluntarily comply with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(b) or Section 12(g) of the 1934 Act, if the Company is not subject to such reporting requirements. The Company will not take any action or file any document (whether or not permitted by the Securities Act or the 1934 Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under said acts until the End Date. Until the End Date, the Company will take no action and will not refrain from taking any action that would cause the listing or quotation of the Common Stock on all Principal Markets to cease and will comply in all respects with the Company’s reporting, filing, and other obligations under the bylaws or rules of the Principal Market, as applicable. The Company agrees to timely file a Form D with respect to the transaction contemplated hereby, if required under Regulation D, and to provide a copy thereof to the undersigned promptly after such filing.

(e)
Reservation. Prior to the Closing Date, and at all times thereafter, the Company shall have reserved, on behalf of the undersigned, from its authorized but unissued Common Stock, a number of share of Common Stock equal to the amount of Warrant Shares issuable upon exercise of the A Warrant.

(f)
DTC Program. At all times that the A Warrant is outstanding, the Company will employ as the transfer agent for the Common Stock, Shares and Warrant Shares a participant in the Depository Trust Company Automated Securities Transfer Program.

(g)
Taxes. From the date of this Agreement and until the End Date, the Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges, or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(h)
Insurance. From the date of this Agreement and until the End Date, the Company will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion, and other risks customarily insured aga[i]nst by companies in the Company’s line of business, in amounts sufficient to prevent the Company from becoming a co-insurer and not in any event less than one hundred percent (100%) of the insurable value of the property insured less reasonable deductible amounts; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and to the extent available on commercially reasonable terms.

(i)
Books and Records. From the date of this Agreement and until the End Date, the Company will keep true records and books of account in which full, true, and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(j)
Governmental Authorities. From the date of this Agreement and until the End Date, the Company shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

(k)
Intellectual Property. From the date of this Agreement and until the End Date, the Company shall maintain in full force and effect its corporate existence, rights, and franchises and all licenses and other rights to use intellectual property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business, unless it is sold for value.

(l)
Properties. From the date of this Agreement and until the End Date, the Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions, and improvements thereto; and the Company will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.

(m)
Confidentiality/Public Announcement. From the date of this Agreement and until the End Date, the Company agrees that it will not disclose publicly or privately the identity of the undersigned unless expressly agreed to in writing by the undersigned but only to the extent required by law and then only upon five days prior notice to the undersigned.

(n)
Non-Public Information. The Company covenants and agrees that neither it nor any other person acting on its behalf will at any time provide the undersigned or its agent or counsel with any information that the Company believes constitutes material non-public information. The Company understands and confirms that the undersigned shall be relying on the foregoing representations in effecting transactions in securities of the Company. In the event that the Company believes that a notice or communication to the undersigned contains material, nonpublic information, relating to the Company or Subsidiaries, the Company shall so indicate to the undersigned contemporaneously with delivery of such notice or information. In the absence of any such indication, the undersigned shall be allowed to presume that all matters relating to such notice and information do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(o)
Notices. For so long as the undersigned holds any of the Note, the Shares, the A Warrant, or the Warrant Shares, the Company will maintain a United States address and United States fax number for notices purposes under the Transaction Documents.

(p)
No Loans Senior. Until the Note has been repaid in full, the Company will not permit any person to become a creditor, whose obligations are senior to the obligations of the Company as set forth in the Note; provided, however, that the Company may incur obligations senior to those of the Note in respect of secured trade payables and those in favor of licensed commercial lenders, in each case incurred in the ordinary course of the Company’s business; provided, further, that the Company’s obligation to its Chief Financial Officer in the principal amount of $93,000 shall be deemed to be senior to the Company’s obligations under the note, which $93,000 obligation shall be paid in full concurrently with the acceptance of this Agreement by the Company. Except as described in the previous sentence, no creditor or person has rights to payment from the Company or to the Company’s assets upon distribution which rights are senior to the rights of the undersigned upon acceptance of this Subscription Agreement by the Company except for amounts that, as of the date such obligation was incurred or the date on which such obligation will be incurred, are secured by assets of equal or greater value in commercial arrangements incurred in the normal course of business.

(q)
The Company agrees to indemnify, hold harmless, reimburse and defend the undersigned, the undersigned’s officers, directors, agents, Affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the undersigned or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or breach of any material representation or warranty by Company in any Transaction Document, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any material covenant or undertaking to be performed by the Company under any Transaction Document, or any other agreement entered into by the Company and the undersigned relating hereto.

(r)
In the event commencing one hundred and eighty-one (181) days after the date this Subscription Agreement is accepted by the Company and ending one year after such acceptance, the undersigned is not permitted to resell any of the Shares or Warrant Shares without any restrictive legend or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to Subscriber of Rule 144(b)(1) under the 1933 Act (as in effect and the date on which such subscription is accepted by the Company pursuant to section 5, above) (a “144 Default”), for any reason except for the undersigned’s status as an Affiliate or “control person” of the Company, then the Company shall pay the undersigned as liquidated damages (“Liquidated Damages”) and not as a penalty an amount equal to one and one-half percent (1.5%) for each thirty (30) days (or such lesser pro-rata amount for any period less than thirty (30) days) of the purchase price of the Shares and Warrant Shares owned by the Subscriber during the pendency of the 144 Default. For purposes of this Section 7(r), the purchase price of the Shares will be deemed to be Two Dollars ($2.00) per Share. The purchase price of actually held Warrant Shares will be the aggregate exercise price thereof. Liquidated Damages must be paid in cash within ten (10) days after each thirty (30) day period or shorter period for which Liquidated Damages are payable.

8. State Securities Laws. The Company represents that based on the accuracy of the representations and warranties of the undersigned contained herein, the offering and sale of the Securities is exempt from qualification under the securities laws of the State of California.

9. Regulation D. Notwithstanding anything herein to the contrary, every person or entity who, in addition to or in lieu of the undersigned, is deemed to be a “purchaser” pursuant to Regulation D promulgated under the Securities Act or any state law does hereby make and join in making all of the covenants, representations, and warranties made by the undersigned.

10. Acceptance. Execution and delivery of this Subscription Agreement shall constitute an irrevocable offer to purchase the Securities indicated, which offer may be accepted or rejected in whole but not in part by the Company in its sole and absolute discretion for any cause or for no cause which if rejected must be so rejected within twenty-four hours after delivery to the Company. Acceptance of this offer by the Company shall be indicated by its execution hereof.

11. Miscellaneous. The following provisions relate and apply to each of the Transaction Documents and are deemed incorporated in each such other agreement regardless of the actual agreement referred to.

(a)
Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Purple Beverage Company, Inc, 450 E. Las Olas Blvd., #830, Ft Lauderdale, Florida 33301, Attn: Theodore Farnsworth, President, facsimile: (954) 462-8758, with an additional copy by facsimile only (which shall not constitute notice) to: Bryan Cave LLP, 1900 Main Street, Suite 700, Irvine, CA 92614, Attn: Randolf W. Katz, Esq., facsimile: (949) 223-7100, (ii) if to the undersigned, to: the address and facsimile number indicated on the signature page hereto, with an additional copy by facsimile only (which shall not constitute notice)to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, facsimile: (212) 697-3575.

(b)
Entire Agreement Assignment. This Subscription Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by the Company and the undersigned. Neither the Company nor the undersigned has relied on any representations not contained or referred to in this Subscription Agreement and the documents delivered herewith. No right or obligation of the Company or undersigned shall be assigned without prior notice to and the written consent of the other party.

(c)
Counterparts/Execution. This Subscription Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Subscription Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(d)
Law Governing Subscription Agreement. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Subscription Agreement shall be brought only in the state courts of California or in the federal courts located in the state of California, Los Angeles county. The parties to this Subscription Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Subscription Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Subscription Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(e)
Specific Enforcement, Consent to Jurisdiction. The Company and undersigned acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Subscription Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 11(d) hereof, the Company hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in California of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(f)
Damages. In the event the undersigned is entitled to receive any liquidated damages pursuant to the Transaction Documents, the undersigned may elect to receive the greater of actual damages or such liquidated damages.

(g)
Maximum Payments. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the undersigned and thus refunded to the Company.

(h)
Calendar Days. All references to “days” in the Transaction Documents shall mean calendar days unless otherwise stated. The terms “business days” and “trading days” shall mean days that the New York Stock Exchange is open for trading for three or more hours. Time periods shall be determined as if the relevant action, calculation or time period were occurring in New York City. Any deadline that falls on a non-business day in any of the Transaction Documents shall be automatically extended to the next business day and interest, if any, shall be calculated and payable through such extended period.

(i)
Captions: Certain Definitions. The captions of the various sections and paragraphs of this Subscription Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Subscription Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Subscription Agreement. As used in this Subscription Agreement the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(j)
Severability. In the event that any term or provision of this Subscription Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability: (i) by or before that authority of the remaining terms and provisions of this Subscription Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Subscription Agreement

(k)
Successor Laws. References in the Transaction Documents to laws, rules, regulations and forms shall also include successors to and functionally equivalent replacements of such laws, rules, regulations and forms.

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date set forth on the signature page.

The undersigned desires to take title in the Securities as an individual. The exact spelling of name(s) under which title to the Securities shall be taken, and the exact location for delivery of the Securities, is (please print):

Names(s)	JAY-2 INVESTMENTS, LLC

(address)	137 North Larchmont Boulevard, #484
Los Angeles, California 90004
Fax Number:

SUBSCRIPTION AGREEMENT

SIGNATURE PAGE

Purchase Price subscribed:	$1,000,000	Face Amount of Note:	$1,000,000
		Number of Shares subscribed:	200,000
		Number of A warrants:	200,000

JAY-2 INVESTMENTS, LLC
Name of Purchaser(s) (Please print or type)

Signature

Signature

Social Security/Tax Identification Number:

Mailing Address:	137 North Larchmont Boulevard, #484
Los Angeles, CA 90004
Fax Number:

Executed at ______________________________, this 16th day of July, 2008.
(location)

SUBSCRIPTION ACCEPTED:

PURPLE BEVERAGE COMPANY, INC.

By:	/s/ Theodore Farnsworth
Theodore Farnsworth, Chief Executive Officer

DATE: July 16, 2008

PROMISSORY NOTE

$1,000,000.00	Ft. Lauderdale, Florida
July 16, 2008

Purple Beverage Company, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of Jay-2 Investments, LLC, a California limited liability company (the “Holder”), in lawful money of the United States of America, the sum of One Million and 00/l00ths Dollars ($1,000,000.00), together with accrued and unpaid interest thereon, at the rate set forth below, on or before October —, 2008 (the “Maturity Date”); provided, however, that all such sums shall become due and payable upon the earlier to occur occurrence of (i) a “Financing Transaction” (as defined below) or (ii) an “Event of Default”, as defined below-, provided, further, that except upon the occurrence of a Financing Transaction, an Event of Default, or an event that, with the passage of time or the giving of notice, could become an Event of Default, the Maturity Date may be extended by the Company in writing at any time prior to the Maturity Date in its sole and absolute discretion for up to 30 days, which extension shall not constitute an Event of Default.

The unpaid principal amount of this Promissory Note shall bear interest at a rate per annum equal to eleven percent (11%) calculated on the basis of a 365-day year and the actual number of days elapsed. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note. This maker shall not have any grace period to pay any monetary amounts due under this Promissory Note. After the Maturity Date, accelerated or otherwise, and during the pendency of an Event of Default, a default interest rate of eighteen percent (18%) per annum shall apply to the amounts owed hereunder.

This Promissory Note may be prepaid in whole or in part at any time, or from time to time, without premium or penalty and without prior notice to or consent by the Holder. Amounts prepaid may not be re-borrowed.

Within two business days of the occurrence of a Financing Transaction, the Maker shall immediately tender to the Holder all sums of principal, interest, and other fees then remaining unpaid hereunder. For purposes herein, a “Financing Transaction” shall be deemed to have occurred upon the Maker receiving in cash, in one or a series of debt or equity transactions, an amount of funds not less than $2,000,000 in gross proceeds.

This Promissory Note was issued by the Maker pursuant to a Subscription Agreement (“Subscription Agreement”) dated July 16, 2008. The terms of the Subscription Agreement, including but not limited to the obligations of the Maker thereunder are incorporated herein by this reference. Upper case terms not otherwise defined herein shall have the meanings ascribed to them in this Subscription Agreement.

Upon the occurrence of an Event of Default, the Holder may make all sums of principal, interest, and other fees then remaining unpaid hereunder immediately due and payable. The occurrence with respect to the Maker of any of the following events is an “Event of Default”:

•	The Maker materially breaches any material covenant or any other term or condition of this Promissory Note or Subscription Agreement in any material respect;

•	The Securities and Exchange Commission issues a “stop trade” order in respect of the Maker’s common stock, which order remains effective for a period of not less than ten consecutive trading days;

•
The Maker’s common stock no longer constitutes an “OTCBB Eligible Security” (as that term is defined in Marketplace Rule 6530 of FINRA); provided, however, that such lack of eligibility shall not constitute an Event of Default if the Common Stock is listed or quoted on any other Principal Market;

•
The Maker shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business or such a receiver or trustee shall otherwise be appointed;

•
The Maker shall materially default under any bond, debenture, note or other evidence of indebtedness for money borrowed, under any guarantee or under any mortgage, or indenture pursuant to which there shall be issued or by which there shall be secured or evidenced any indebtedness for money borrowed by the Maker or any of its subsidiaries, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in indebtedness of at least $250,000 becoming due and payable prior to the date on which it would otherwise become due and payable and shall not have been cured by the Maker or waived by the Lender,

•
Any money judgment, writ, or similar final process shall be entered or filed against the Maker or any of its property or other assets for more than $250,000 and shall remain unvacated, unbonded, or unstayed for a period of thirty (30) days;

•
Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Maker.

•
Any material representation or warranty of the Maker made herein, in any Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or the date of this Promissory Note.

•	A default by Maker under any one or more obligations in an aggregate monetary amount in excess of $350,000 after the due date thereof and any applicable cure period.

The Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and all other demands, protests, and notices in connection with the execution, delivery, performance, collection, and enforcement of this Promissory Note. If default is made in the payment of this Promissory Note, the Maker shall pay to the Holder reasonable costs of collection, including reasonable attorney’s fees.

All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Maker, to: Purple Beverage Company, Inc., 450 E. Las Olas Blvd., #830, Ft. Lauderdale, Florida 33301, Attn: Theodore Farnsworth, President, facsimile: (954) 462-8758, with an additional copy by facsimile only (which shall not constitute notice) to: Bryan Cave LLP, 1900 Main Street, Suite 700, Irvine, California 92614, Attn: Randolf W. Katz, Esq., facsimile: (949) 223-7100, (ii) if to the Holder, to: Jay-2 Investments, LLC, 137 North Larchmont Boulevard, #484, Los Angeles, California 90004, facsimile: __________, with an additional copy by facsimile only (which shall not constitute notice) to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, facsimile: (212) 697-3575.

No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

The term “Note” and “Promissory Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Promissory Note may not be amended without the consent of the Holder.

This Promissory Note shall be binding upon the Maker and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Maker may not assign its obligations under this Promissory Note.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of California or in the federal courts located in the State of California, County of Los Angeles. Both parties and the individual signing this Agreement on behalf of the Maker agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Promissory Note is invalid or unenforceable under any applicable Statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Promissory Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Maker in any other jurisdiction to collect on the Maker’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. “This Promissory Note shall be deemed an unconditional obligation of Maker for the payment of money.”

Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

[Signature on following page.]

PURPLE BEVERAGE COMPANY, INC.
a Nevada

By:	/s/ Theodore Farnsworth
Theodore Farnsworth
Chief Executive Officer

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Right to Purchase 200,000 shares of Common Stock of Purple Beverage Company, Inc. (subject to adjustment as provided herein)

CLASS A COMMON STOCK PURCHASE WARRANT

No. 2008-A-003	Issue Date: July 16, 2008

PURPLE BEVERAGE COMPANY, INC., a corporation organized under the laws of the State of Nevada (the “Company”), hereby certifies that, for value received, JAY-2 INVESTMENTS, LLC, 137 North Larchmont Boulevard, #484, Los Angeles, California 90004, facsimile:  __________ or its assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time commencing on the Issue Date until 5:00 p.m., ET on the second anniversary of the Issue Date (the “Expiration Date”), up to 200,000 fully paid and nonassessable shares of Common Stock at a per share purchase price of $2.00. The aforedescribed purchase price per share, as adjusted from time to time as herein provided, is referred to herein as the “Purchase Price.” The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein. The Company may reduce the Purchase Price for some or all of the Warrants, temporarily or permanently. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Subscription Agreement”), dated as of July 16, 2008, entered into by the Company and the Holder.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” shall include Purple Beverage Company, Inc. and any corporation which shall succeed or assume the obligations of Purple Beverage Company, Inc. hereunder.

(b) The term “Common Stock” includes (a) the Company’s common stock, $.001 par value per share, as authorized on the date of the Subscription Agreement, and (b) any other securities into which or for which any of the securities described in (a) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c) The term “Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) that the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

(d) The term “Warrant Shares” shall mean the Common Stock issuable upon exercise of this Warrant

1. Exercise of Warrant.

1.1. Number of Shares Issuable upon Exercise. From and after the Issue Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of subsection 1.2 or upon exercise of this Warrant in part in accordance with subsection 1.3, shares of Common Stock of the Company, subject to adjustment pursuant to Section 4.

1.2. Full Exercise. This Warrant may be exercised in full by the Holder hereof by delivery of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the “Subscription Form”) duly executed by such Holder and delivery within two days thereafter of payment, in cash, wire transfer or check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Purchase Price then in effect The original Warrant is not required to be surrendered to the Company until it has been fully exercised.

1.3. Partial Exercise. This Warrant may be exercised in part (but not for a fractional share) by delivery of a Subscription Form in the manner and at the place provided in subsection 1.2 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Purchase Price then in effect On any such partial exercise provided the Holder has surrendered the original Warrant, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of shares of Common Stock for which such Warrant may still be exercised.

1.4. Fair Market Value. Fair Market Value of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(a) If the Company’s Common Stock is listed, traded or quoted on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange, the American Stock Exchange, LLC, the OTC Bulletin Board, or the Pink Sheets, LLC, then the average of the closing or last sale prices, respectively, reported for the ten trading days immediately preceding the Determination Date;

(b) If the Company’s Common Stock is not listed, traded or quoted on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange, the American Stock Exchange, LLC, the OTC Bulletin Board, or the Pink Sheets, LLC, but is traded in the over-the-counter market, then the average of the closing bid and ask prices reported for the ten trading days immediately preceding the Determination Date;

(c) Except as provided in clause (d) below and Section 3.1, if the Company’s Common Stock is not so publicly listed, traded or quoted, then as the Holder and the Company agree, or in the absence of such an agreement, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided with such arbitration to be conducted in Los Angeles, California; or

(d) If the Determination Date is the date of a liquidation, dissolution or winding-up, or any event deemed to be a liquidation, dissolution or winding-up pursuant to the Company’s charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of all of the Warrants are outstanding at the Determination Date.

1.5. Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof, acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

1.6. Trustee for Warrant Holders. In the event that a bank or trust company shall have been appointed as trustee for the Holder of the Warrants pursuant to Subsection 3.2, such bank or trust company shall have all the powers and duties of a warrant agent (as hereinafter described) and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 1.

1.7 Delivery of Stock Certificates, etc. on Exercise. The Company agrees that the Warrant Shares shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which delivery of a Subscription Form shall have occurred and payment made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within five (5) business days thereafter (the “Warrant Share Delivery Date”), the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share of Common Stock, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise. The Company understands that a delay in the delivery of the Warrant Shares after the Warrant Share Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for late issuance of Warrant Shares upon exercise of this Warrant the proportionate amount of $100 per business day after the Warrant Share Delivery Date for each $10,000 of Purchase Price of Warrant Shares for which this Warrant is exercised which are not timely delivered. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Warrant Shares by the Warrant Share Delivery Date, the Holder may revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

1.8 Buy-In. In addition to any other rights available to the Holder, if the Company fails to deliver to a Holder the Warrant Shares as required pursuant to this Warrant within five (5) business days after the Warrant Share Delivery Date and the Holder or a broker on the Holder’s behalf purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by such Holder of the Warrant Shares which the Holder was entitled to receive from the Company (a “Buy-In”), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate Purchase Price of the Warrant Shares required to have been delivered, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of Purchase Price of Warrant Shares to have been received upon exercise of this Warrant, the Company shall be required to pay the Holder $1,000, plus interest The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

2. Cashless Exercise.

(a) If a registration statement (a “Registration Statement”) is effective for the public unrestricted resale of all of the Warrant Shares issuable upon exercise of this Warrant, then commencing six months after the Issue Date, this Warrant may be exercised in whole or in part for cash only as set forth in Section 1 above. If such Registration Statement is not available, payment upon exercise may be made at the option of the Holder either in (i) cash, wire transfer or by check payable to the order of the Company equal to the applicable aggregate Purchase Price, (ii) by delivery of Common Stock issuable upon exercise of the Warrants in accordance with Section (b) below or (iii) by a combination of any of the foregoing methods, for the number of Common Stock specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the holder per the terms of this Warrant) and the holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.

(b) Subject to the provisions herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being cancelled) by together with the properly endorsed Subscription Form in which event the Company shall issue to the holder a number of shares of Common Stock computed using the following formula:

X=Y (A-B)
          A

Where X=	the number of shares of Common Stock to be issued to the holder

Y=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A=
the average of the closing sale prices of the Common Stock for the ten (10) trading days immediately prior to (but not including) the Exercise Date, (or if no such closing prices are available, then the Fair Market Value)

B=	Purchase Price (as adjusted to the date of such calculation)

For purposes of Rule 144 promulgated under the 1933 Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Subscription Agreement

3. Adjustment for Reorganization, Consolidation, Merger, etc.

3.1. Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company, or (F) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, (a) upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event or (b) if the Company is acquired in (1) a transaction where the consideration paid to the holders of the Common Stock consists solely of cash, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the 1934 Act, or (3) a transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, cash equal to the Black-Scholes Value. For purposes of any such exercise, the determination of the Purchase Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Purchase Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3.1 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. “Black-Scholes Value” shall be determined in accordance with the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Common Stock equal to the VWAP of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of such request and (iii) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction.

3.2. Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Warrants after the effective date of such dissolution pursuant to this Section 3 to a bank or trust company (a “Trustee”) having a principal office in Los Angeles, California, as trustee for the Holder of the Warrants. Such property shall be delivered only upon payment of the Warrant exercise price.

3.3. Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4 In the event this Warrant does not continue in full force and effect after the consummation of the transaction described in this Section 3, then only in such event will the Company’s securities and property (including cash, where applicable) receivable by the Holder of the Warrants be delivered to the Trustee as contemplated by Section 3.2.

4. Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4 be issuable on such exercise by a fraction of which (a) the numerator is the Purchase Price that would otherwise (but for the provisions of this Section 4 be in effect, and (b) the denominator is the Purchase Price in effect on the date of such exercise.

5. Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrants, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Purchase Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant Agent of the Company (appointed pursuant to Section 10 hereof).

6. Reservation of Stock, etc. Issuable on Exercise of Warrant; Financial Statements. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant. This Warrant entitles the Holder hereof to receive copies of all financial and other information distributed or required to be distributed to the holders of the Company’s Common Stock.

7. Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a “Transferor”). On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Warrant will be in compliance with applicable securities laws, the Company will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

8. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense, twice only, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9. Maximum Exercise. The Holder shall not be entitled to exercise this Warrant on an exercise date, in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Rule 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days prior notice from the Holder to the Company to increase such percentage to up to 9.99%. The Holder may allocate which of the equity of the Company deemed beneficially owned by the Subscriber shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

10. Warrant Agent. The Company may, by written notice to the Holder of the Warrant, appoint an agent (a “Warrant Agent”) for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 7, and replacing this Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such Warrant Agent.

11. Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

12. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: if to the Company, to: Purple Beverage Company, Inc., 450 E. Las Olas Blvd., #830, Ft. Lauderdale, Florida 33301, Attn: Theodore Farnsworth, President, facsimile: (954) 462-8758, with an additional copy by facsimile only (which shall not constitute notice) to: Bryan Cave LLP, 1900 Main Street, Suite 700, Irvine, California 92614, Attn: Randolf W. Katz, Esq., facsimile: (949) 223-7100, and (ii) if to the Holder, to the address and facsimile number listed on the first paragraph of this Warrant, with an additional copy by facsimile only (which shall not constitute notice) to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, facsimile number: (212) 697-3575.

13. Law Governing This Warrant. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Any action brought by either party against the other concerning the transactions contemplated by this Warrant shall be brought only in the state courts of California or in the federal courts located in the State of California, County of Los Angeles. The parties to this Warrant hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Company and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Warrant or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

PURPOSE BEVERAGE COMPANY, INC.

By:	/s/ Theodore Farnsworth
Theodore Farnsworth, Chief Executive Officer

Exhibit A

FORM OF SUBSCRIPTION
(to be signed only on exercise of Warrant)

TO: PURPLE BEVERAGE COMPANY, INC.

The undersigned, pursuant to the provisions set forth in the attached Warrant (No._____) hereby irrevocably elects to purchase (check applicable box):

___ _______ shares of the Common Stock covered by such Warrant; or

___ the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $__________. Such payment takes the form of (check applicable box or boxes):

___ $________ in lawful money of the United States; and/or

___ the cancellation of such portion of the attached Warrant as is exercisable for a total of _______ shares of Common Stock (using a Fair Market Value of $_____ per share for purposes of this calculation); and/or

___ the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 2, to exercise this Warrant with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to___________________________________________ whose address is _______________________________________
___________________________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

(Address)

Exhibit B

FORM OF TRANSFEROR ENDORSEMENT
(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of PURPLE BEVERAGE COMPANY, INC. to which the within Warrant relates specified under the headings “Percentage Transferred” and “Number Transferred,” respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of PURPLE BEVERAGE COMPANY, INC. with full power of substitution in the premises.

Transferees	Percentage Transferred	Number Transferred

Dated: ________________, ________________
(Signature must conform to name of holder as specified on the face of the warrant)

Signed in the presence of:

(Name)
(address)

ACCEPTED AND AGREED:
[TRANSFEREE]
(address)

(Name)

UNSECURED PROMISSORY NOTE

$45,000.00	Ft. Lauderdale, Florida
August 14, 2008

Purple Beverage Company, Inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of Michael Wallace, an individual or order (“Lender”), in lawful money of the United States of America, the lesser of Forty Five Thousand Dollars ($45,000.00) or the principal balance outstanding under this Unsecured Promissory Note, together with accrued and unpaid interest thereon, if any, at the rate or rates set forth below (“Balance Due”), on demand at any time.

The unpaid principal amount of this Unsecured Promissory Note shall bear interest at a rate of 2.54% until the date on which this Unsecured Promissory Note has been paid in full. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Unsecured Promissory Note.

This Unsecured Promissory Note may be prepaid in whole or in part at any time, without premium or penalty or notice.

This Unsecured Promissory Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Florida, without regard to principles of conflict of laws.

This Unsecured Promissory Note may only be amended, modified or terminated by an agreement in writing signed by the party to be charged. This Unsecured Promissory Note shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Lender and his permitted successors, endorsees and assigns. This Unsecured Promissory Note shall not be transferred without the express written consent of Lender, provided that if Lender consents to any such transfer or if notwithstanding the foregoing such a transfer occurs, then the provisions of this Unsecured Promissory Note shall be binding upon any successor to Maker and shall inure to the benefit of and be extended to any holder thereof.

PURPLE BEVERAGE COMPANY, INC. a Nevada corporation

By: /s/ Theodore Farnsworth Theodore Farnsworth, CEO